UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CRESTWOOD EQUITY PARTNERS LP

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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Explanatory Note

This supplement to the Crestwood Equity Partners LP (the “Company”) annual proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2022 for use at the annual meeting of unitholders on May 12, 2022 (the “Proxy Statement”) is being filed to correct formatting errors included in the Proxy Statement as filed with the SEC. Therefore, we are refiling with the SEC the entire Proxy Statement with these formatting errors corrected. All other information set forth in the Proxy Statement remains unchanged.

          Letter to Unitholders

Letter to Unitholders

Dear Fellow Crestwood Unitholders,

On behalf of the Board of Directors and management of Crestwood Equity Partners LP, I am pleased to invite you to participate in our first annual meeting of unitholders on Thursday, May 12, 2022, at 2:00 pm CDT, which will be held virtually via live webcast.

At this year’s inaugural annual unitholder meeting, you will be asked to vote on several key items, including the election of Class I directors, say-on-pay advisory vote on our executive compensation program and ratification of the appointment of our independent registered public accounting firm for 2022. The proxy statement describes these items in more detail. Your vote is important — please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.

2021: Another Transformational Year

This inaugural meeting marks a significant milestone in the history of Crestwood. Throughout 2021, Crestwood completed three strategic transactions that transformed our corporate governance structure, enhanced our financial strength and flexibility and positioned the company to gain increased size and scale through executing on our consolidation strategy.

•  In March 2021, we purchased First Reserve’s general partner and limited partner interests in Crestwood. By eliminating First Reserve’s control, this transaction enabled us to implement a traditional public company governance structure with a publicly elected board of directors which we think better aligns Crestwood’s management team and Board of Directors with its public investors. As a result, we were able to make strategic changes to our Board that are in accordance with our long-term ESG strategy and commitment to strong corporate governance. Our Board of Directors now consists of ten members of which 90 percent are independent, 30 percent are female representatives, and 50 percent have three or less years of tenure.

•  In July 2021, we divested Stagecoach Gas Services for $1.225 billion and used our 50 percent share of the proceeds to reduce debt and improve our financial strength. Following this divestiture, Crestwood had significant financial flexibility to actively pursue and execute on its consolidation strategy of building increased scale in its core operating basins.

Robert G. Phillips

Founder, Chairman and
Chief Executive Officer

“This inaugural meeting marks a significant milestone in the history of Crestwood. Throughout 2021, Crestwood completed three strategic transactions that transformed our corporate governance structure, enhanced our financial strength and flexibility and positioned the company to gain increased size and scale through executing our consolidation strategy.”

Letter to Unitholders

•

In October 2021, we announced the acquisition of Oasis Midstream Partners, a premier gathering and processing company, in a $1.8 billion transaction. We closed that transaction in February 2022 and are currently integrating the two companies which significantly increases our scale and competitive positioning in the Williston and Delaware basins. The Oasis Midstream assets are highly complementary with Crestwood’s existing assets in these growth basins which should allow us to capture meaningful commercial and operational synergies. Additionally, the combination will significantly strengthen our financial position by increasing Crestwood’s annual Adjusted EBITDA by approximately 40 percent and generate free cash flow in 2022 while maintaining a conservative balance sheet.

These exciting transactions have accelerated Crestwood’s development as a leader in the industry. Our strategic goal continues to be to build a best-in-class MLP midstream infrastructure company through the acquisition, integration and optimization of high-quality midstream assets that connect fundamental energy supply with energy demand across North America. The continued successful execution of that strategy is premised on meeting the needs of our customers, employees, business partners and key stakeholders, while creating sustainable value for our investors.

Increased Gathering & Processing Activity Drives Growth in 2022

Following a successful 2021 and based on the current prices of crude oil, natural gas and natural gas liquids, Crestwood is excited about our 2022 outlook. Across our three core growth areas, the Williston, Powder River and Delaware Basins, producers have forecasted, and we are currently experiencing, increased drilling and development activity compared to the last couple of years. Given our available gathering and processing capacity, budgeted capital expansions and improving customer base, we expect meaningful volume growth across our assets.

As part of our return of capital strategy to our investors, Crestwood is committed to providing a visible, secure and growing common distribution to create sustainable value for our unitholders. Based on our 2021 achievements and strong outlook for 2022, Crestwood announced that we will recommend to our Board of Directors, an increase of approximately 5 percent to its common distribution beginning with the first quarter 2022 payment to unitholders.

Our Authentic Approach to ESG Leadership

Crestwood takes pride in our sector leadership role for promoting sustainability principles across our organization and the midstream industry. We understand that as Crestwood grows through acquisition and organic development, it is our responsibility to engrain ESG principles into our business, operations, and culture. We believe this approach differentiates Crestwood as a leading midstream company and is an essential component of our customer service and community first approach.

In 2021, our approach to ESG was recognized by Institutional Investor magazine as the #1 ESG program in the small-cap energy sector. Our recently completed second ESG materiality assessment provides the framework for our 2022-2024 sustainability strategy and led to the publication of our first carbon management plan. This plan outlines Crestwood’s near-term emissions reduction goals, activities and strategies that we intend to implement as we expand our midstream gathering and processing asset portfolio. Our carbon management plan is centered on our commitment to reduce greenhouse gas (GHG) emissions intensity annually. In 2021, we reduced our GHG emissions intensity and look to drive future results and accountability by tying key ESG performance indicators, including our methane emissions intensity rate, to employee and executive compensation.

To read our annual sustainability report and learn more about our approach to ESG, please visit https://esg.crestwoodlp.com

Our key ESG actions during 2021 are further described in these proxy materials. We look forward to continuing a dialogue with our stakeholders on our ESG performance.

Letter to Unitholders

Recognizing our Energized Workforce

None of this would be possible without our dedicated team of approximately 700 employees. I am proud of their steadfast commitment to advancing Crestwood as a best-in-class midstream operator. In recent years, the Crestwood team has received numerous industry awards which reflect our core values and commitment to customer service. Due to the many talents of our innovative team, we were able to generate record financial results in 2021 delivering record Adjusted EBITDA of $600 million while showcasing solid operating performance and expanding key customer relationships.

When you consider Crestwood’s financial flexibility, history of disciplined growth, and commitment to strong operational results, we are in an excellent position. Looking to the future, we will continue to organically grow our business as new expansion opportunities arise and participate in strategic M&A when prospects emerge that fit our strategic model. I am grateful to our employees, our management team and our Board for their unwavering commitment to excellence every day.

On behalf of the entire Board of Directors we thank you, our unitholders, for your continued support and investment in Crestwood.

Sincerely,

Robert G. Phillips

Founder, Chairman and CEO

Crestwood Equity Partners LP

          About Crestwood

Crestwood Equity Partners LP (NYSE: CEQP) is a publicly traded master limited partnership that owns and operates midstream assets located primarily in the Williston Basin, Delaware Basin, Powder River Basin, Marcellus Shale and Barnett Shale. Our operations and financial results are divided into three segments that include Gathering & Processing North, Gathering & Processing South and Storage & Logistics. Across our three segments Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, transportation, terminalling and marketing of crude oil; and gathering and disposal of produced water.

CORPORATE PROFILE	CEQP	OPERATING OVERVIEW
Market Capitalization Units Outstanding Current Yield Annualized Distribution per Unit Market data as of February 18, 2022	$2,993 MM 105 MM 8.8% $2.50

3.1 Bcf/d gas gathering capacity

1.4 Bcf/d gas processing capacity

320 MBbls/d crude oil gathering

548 MBbls/d produced water gathering

35 Bcf gas storage facility

2.1 MMBbls crude oil storage

10.0 MMBbls NGL storage

          Notice of 2022 Annual Meeting of

          Unitholders

Date & Time	Virtual Meeting
Thursday, May 12, 2022 2:00 p.m., Central Time	Register to attend at www.proxydocs.com/CEQP

Items of Business:	The Board of Directors Recommends You Vote:

•   To elect the three directors named in this proxy statement to serve as Class I directors on the board of directors (the “Board of Directors” or the “Board”) of our general partner, Crestwood Equity GP, LLC (the “General Partner”) until the 2025 annual meeting of unitholders or until their respective successors are elected and qualified

•   To approve, on a non-binding advisory basis, our named executive officer compensation

•   To approve, on a non-binding advisory basis, the frequency of future advisory votes on our named executive officer compensation

•   To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Partnership for the fiscal year ending December 31, 2022

•   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof

  FOR the election of each director nominee

  FOR the approval of the executive compensation

  For the option of EVERY YEAR as the preferred frequency for advisory votes on executive compensation

  FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm

The Board of Directors has fixed March 21, 2022, as the record date for determining unitholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only unitholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Robert G. Phillips

Founder, Chairman and Chief Executive Officer

Houston, Texas

March 30, 2022

Important Notice Regarding the Availability of Proxy Materials for the Crestwood Equity Partners LP Unitholder Meeting to be Held on Thursday, May 12, 2022. The Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.proxydocs.com/CEQP

          Summary

This summary highlights some information about us and this Proxy Statement. It may not contain all of the information that is important to you. You should read this Proxy Statement in its entirety together with the more detailed information found in the documents we file with the SEC, including those listed under the heading “Incorporation of Documents by Reference.” You should assume that the information in this Proxy Statement is accurate only as of the date of this Proxy Statement, or, in the case of documents we previously filed with the SEC and incorporated by reference, as of the date of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates. In this Proxy Statement, unless specifically noted otherwise, “we,” “us” and “our,” or the “Partnership” refer to Crestwood Equity Partners LP and its subsidiaries.

Annual Meeting of Shareholders

Date & Time	Virtual Meeting	Record Date
Thursday, May 12, 2022 2:00 p.m., Central Time	Register to attend at www.proxydocs.com/CEQP	March 21, 2022

Meeting Agenda and Voting Recommendations

	Board Voting Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR	4
Proposal 2 – Advisory Vote for Executive Compensation	FOR	21
Proposal 3 – Frequency of future advisory votes on our named executive officer compensation	FOR	50
Proposal 4 – Ratification of Independent Auditor for 2022	FOR	51
Any additional matters

Board Members

Name	Director Since	Independent	Committees
Robert G. Phillips	2010
Warren H. Gfeller	2001	✓	Nominating (Chair)
John Jacobi	2022	✓	Sustainability
Janeen S. Judah	2018	✓	Nominating, Sustainability (Chair)
John Lancaster, Jr.	2022	✓	Compensation, Finance
David Lumpkins	2015	✓	Audit, Finance (Chair)
Angela A. Minas	2022	✓	Audit (Chair), Compensation
John J. Sherman	2001	✓	Finance, Nominating
Frances M. Vallejo	2021	✓	Audit, Sustainability
Clay C. Williams	2022	✓	Compensation (Chair)

i

Summary

Board Profile

Independence	Diversity	Tenure

Strong Corporate Governance

Exceptional business behavior requires strong corporate governance, which we demonstrate through our Board of Directors structure that is supported by clearly articulated policies.

•	Transitioned to a publicly elected board; one of only three MLP’s to take such action

•	Enhanced the number of independent directors with diverse perspectives, expertise and experience

•	Enhanced Board diversity, tenure and independence as we evolved our board structure

•	Established a Lead Director role

•	Ongoing succession planning for CEO and other senior management

•	Corporate Governance Guidelines and Charters reviewed annually

•	Director unit ownership guidelines in place to align interests with our unitholders

•	Established a Nominating and Governance Committee in 2021

•	Established a Sustainability Committee in 2018 to provide oversight of our sustainability strategy and disclosures

ii

Summary

Integrated Approach to Risk Management

Crestwood is committed to enterprise risk management practices that are inclusive of all disciplines within the organization and support our goal of shaping ESG in the midstream sector

Crestwood’s Enterprise Risk Management (ERM) process enables our company to remain vigilant and prepared for potential risks to the business

As ESG risks continue to rise in importance to our business and our industry, we are integrating and combining the ESG risk assessment with our ERM process

Assigned key enterprise risks, including ESG-related risks, to each Board Committee for oversight

The final risk profile is reviewed by executive management, the Audit Committee, the Sustainability Committee and the Board of Directors

Board Committees	Risk Oversight	The Board has
responsibility for
overall risk oversight
for the company.
Committee Chairs
regularly report to the
full Board providing
opportunity to identify
and discuss any risk-
related issues or
request additional
information
Audit	Practices related to assessing, managing and mitigating risk including the integrity of our financial statements and financial reporting processes and cybersecurity risks.
Sustainability	Sustainability risks including climate-related risks, Indigenous rights and relationships, government relations, reputational risk, ESG matters as well as oversight of our sustainability reporting program.
Compensation	People and compensation-related risks, employee retention and performance.
Finance	Financial risks, including liquidity and capital structure, distribution policy and compliance with material debt instruments.
Nominating and Governance	Corporate governance framework, including director appointment, education and evaluation processes, Crestwood’s corporate governance practices and Code of Business Conduct.

iii

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

          Annual Meeting Information

General

The enclosed proxy is solicited by the Board of Directors of the General Partner for the Annual Meeting of Unitholders to be held at 2:00 p.m., Central Time, on Thursday, May 12, 2022, and any adjournment or postponement thereof. We will conduct a virtual online Annual Meeting this year, so our unitholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to our Annual Meeting for all our unitholders, and is particularly important for our unitholders, employees, and community considering the COVID-19 pandemic. Unitholders may participate in the Annual Meeting by registering at www.proxydocs.com/CEQP and entering the control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form, and may submit questions during, or in advance, of the Annual Meeting. Our principal offices are located at 811 Main Street, Suite 3400, Houston, Texas 77002. This proxy statement is first being made available to our unitholders on or about March 30, 2022. References to “CEQP,” “we,” “us,” “our,” “ours” and similar terms refer to Crestwood Equity Partners LP.

Outstanding Securities and Quorum

Only holders of record of our common units and preferred units (collectively, “Units”) at the close of business on March 21, 2022, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 97,978,074 common units outstanding and 71,257,445 preferred units outstanding and entitled to vote. Each common unit is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. Each preferred unitholder is entitled to vote on a 1-for-10 as converted basis with every ten preferred units entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. A majority of the aggregate outstanding Units entitled to vote, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum for the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our unitholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or e-mailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs unitholders to a website where they can access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials via e-mail, you will continue to receive access to those materials electronically unless you elect otherwise.

We encourage you to register to receive all future unitholder communications electronically, instead of in print. This means that access to the Annual Report on Form 10-K, Proxy Statement, and other correspondence will be delivered to you via e-mail.

Proxy Voting

Units that are properly voted via the Internet, mobile device, or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s

1

Annual Meeting Information

recommendations as follows: “FOR” the election of each of the nominees to the Board named herein; “FOR” the ratification of the appointment of our independent auditors; and “FOR” approval, on an advisory basis, of our executive compensation as described in this proxy statement. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Voting via the Internet, mobile device, or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this proxy statement, have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

We encourage you to cast your vote by one of the following methods:

VOTE BY INTERNET Units Held of Record: www.proxypush.com/CEQP	VOTE BY TELEPHONE Units Held of Record: 866-318-2454

Units Held in Street Name: See Notice of Internet Availability or Voting Instruction Form	Units Held in Street Name: See Voting Instruction Form

The way your Units may be voted depends on how your Units are held. If you own Units of record, meaning that your Units are represented by certificates or book entries in your name so that you appear as a unitholder on the records of American Stock Transfer & Trust Company, LLC, our transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your Units. You may provide this authorization by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. You also may participate in and vote during the Annual Meeting. If you own Units of record and you do not vote by proxy or at the Annual Meeting, your Units will not be voted.

If you own Units in street name, meaning that your Units are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, mobile device, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. You also may participate in and vote during the Annual Meeting. If you own Units in street name and do not either provide voting instructions or vote during the Annual Meeting, the institution that holds your Units cannot vote your Units at the meeting.

Voting Standard

A nominee for director shall be elected to the Board by a plurality of the votes cast, in person or by proxy, by the holders of outstanding Units, voting as a single class. The conversion ratio of preferred units to common units is currently 10-to-1, but may be adjusted to account for unpaid distribution on such preferred units as needed. Abstentions and broker nonvotes will have no effect on the outcome of the election. Broker non-votes occur when a person holding Units in street name, such as through a brokerage firm, does not provide instructions as to how to vote those common units and the broker does not then vote those Units on the unitholder’s behalf.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding Units present or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present and entitled to vote, and broker nonvotes, if any, will have no effect on the outcome of these matters.

2

Annual Meeting Information

Revocation

If you own Units of record, you may revoke your proxy or change your voting instructions at any time before your Units are voted at the Annual Meeting by delivering to the General Partner a written notice of revocation or a duly executed proxy (via the Internet, mobile device, or telephone or by returning a proxy card) bearing a later date or by participating in and voting during the Annual Meeting. A unitholder owning Units in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the Units or by participating in and voting during the Annual Meeting.

Participating in the Annual Meeting

This year’s Annual Meeting will be accessible through the Internet. We are conducting a virtual online Annual Meeting so our unitholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to our Annual Meeting for all of our unitholders and is particularly important for our unitholders, employees, and community members considering the impacts from the COVID-19 pandemic.

You are entitled to participate in the Annual Meeting if you were a unitholder as of the close of business on March 21, 2022, the record date, or hold a valid proxy for the meeting. To participate in the Annual Meeting, including to vote and to view the list of registered unitholders as of the record date during the meeting, unitholders of record must access the meeting website at www.proxydocs.com/CEQP and enter the control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card provided to you with this Proxy Statement, or that is set forth within the body of the email sent to you with the link to this Proxy Statement. If your Units are held in street name and your Notice of Internet Availability of Proxy Materials or voting instruction form indicates that you may vote those common units through the www.proxypush.com/CEQP website, then you may access, participate in, and vote at the Annual Meeting with the control number indicated on that Notice of Internet Availability of Proxy Materials or voting instruction form. Otherwise, unitholders who hold their Units in street name should contact their bank, broker, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” to be able to attend, participate in, or vote at the Annual Meeting.

Regardless of whether you plan to participate in the Annual Meeting, it is important that your Units be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting.

Unitholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting. Unitholders who have been provided or obtained a control number may submit a question in advance of the meeting at www.proxydocs.com/CEQP after logging in with that control number. We also will post a replay of the Annual Meeting on our investor relations website, which will be available following the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting (including any adjournment thereof) will be set forth in our meeting rules of conduct, which unitholders can view during the meeting. Generally meeting Rules, procedures, code of conduct are posted only during the meeting on the meeting site, not available prior to check-in (15 minutes before meeting start).

We encourage you to access the Annual Meeting before it begins. Online check-in will be available at 1:45pm CT, approximately 15 minutes before the meeting starts on May 12, 2022. If you have difficulty accessing the meeting, please call the technical support number that will be posted in your instructional email you will receive after registering to attend the Annual Meeting. We will have technicians available to assist you.

3

          Proposal 1 — Election of Class I Directors

Board and Governance Structure

Summary of Recent Governance Changes

On August 20, 2021, the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, was amended and restated as the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) to, among other things, provide the holders of common units (the “common units”) and preferred units (the “preferred units”) representing limited partner interests of the Partnership with voting rights in the election of the members of the board of directors (the “Board”) of Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) on a staggered basis beginning in 2022. Pursuant to the Partnership Agreement, effective as of August 20, 2021, the Board has been divided into three classes of directors. Three Class I directors will serve for an initial term that expires at the 2022 Annual Meeting, three Class II directors will serve for an initial term that expires at the 2023 Annual Meeting, and one Class III director will serve for an initial term that expires at the 2024 Annual Meeting.

Additionally, on August 20, 2021, the Amended and Restated Limited Liability Company Agreement of the General Partner was amended and restated as the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement” and together with the Partnership Agreement, the “Governing Documents”) to, among other things, reflect the provisions in the Partnership Agreement providing the holders of common units with voting rights in the election of the members of the Board on a staggered basis beginning in 2022. Our Partnership Agreement is filed as Exhibit 3.1 to our Current Report on Form 8-K filed on August 20, 2021, and the GP LLC Agreement is filed as Exhibit 3.2 to our Current Report on Form 8-K filed on August 20, 2021.

General Overview and Board Makeup

The Board currently has ten members, including the CEO, who currently serves as Chairman of the Board. Pursuant to the terms of the Director Nomination Agreement, on February 1, 2022, Oasis Petroleum Inc. (“Oasis Petroleum”), designated two directors to serve on the Board (Mr. Jacobi and Mr. Lancaster). Mr. Lancaster serves as a Class II director and Mr. Jacobi serves as a Class III director. Oasis Petroleum will continue to have the right to nominate up to two directors to the Board, subject to ongoing minimum ownership levels.

The Board is divided into three staggered classes, as set forth below. At each annual meeting, only the eligible directors of a class whose term is expiring will be up for election and, upon election, the elected directors in that class will serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to the Board to fill a vacancy, that director will have the same remaining term as his or her predecessor.

Our governing documents require that at least a majority of directors must meet the independence requirements of the national securities exchange on which the securities of the Partnership are listed (currently NYSE).

Class I Directors Standing for Election at the 2022 Annual Meeting

The Board has currently fixed the number of directors constituting the Board at ten. The Board, based on the recommendation of the Nominating and Governance Committee, proposed that the following three nominees be elected at the Annual Meeting, each of whom will hold office until the 2025 annual meeting of unitholders or until his or her successor shall have been elected and qualified:

•	Warren H. Gfeller

•	Janeen S. Judah

•	John J. Sherman

4

Item 1 — Election of Class I Directors

Each of the nominees is currently a director of the General Partner and has been elected to hold office until the 2022 Annual Meeting or until his or her successor has been elected and qualified. Each of the nominees was most recently appointed Class I directors on August, 20, 2021. Biographical and related information on each nominee is set forth below.

The Board expects that the three nominees will be available to serve as directors. However, if any of them should be unwilling or unable to serve, the Board may nominate and elect substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

The Board of Directors recommends a vote "FOR" each nominee.

5

          Board of Directors Information

In evaluating the nominees for the Board of Directors, the Board and the Nominating and Governance Committee took into account the qualities they seek for directors, and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of the Partnership, as discussed below in each biography and under “Director Nominee Tenure, Skills, and Characteristics.” When evaluating re-nomination of existing directors, the Nominating and Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and their independence.

Director Biographical Information

Directors Standing for Election at the 2022 Annual Meeting

Warren H. Gfeller Lead Independent Joined the board 2001 Age 69 Committee: Nominating & Governance (Chair)

Biography

Warren H. Gfeller was appointed to the Board in July 2001. He currently serves at the lead independent director and Chair of the Nominating and Governance Committee. He previously served as Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Gfeller has served as a director of INNOVATE Corp. since June 2016, where he served as non-executive Chairman of the Board and Chairman of the Audit Committee. He has engaged in private investments since 1991. From 1984 to 1991, Mr. Gfeller served as President and Chief Executive Officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an Executive Vice President and Chief Financial Officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. and a CPA at Arthur Young & Co. He has served as the Commissioner of the Kansas Department of Wildlife and Parks since 2019 and has been appointed by the U.S. Secretary of Agriculture to the U.S. Agricultural Trade Advisory Committee (ATAC) for a four-year term beginning January 2021. Mr. Gfeller has previously served in various board capacities including Chairman of the Board, Lead Director, Chairman of Audit and Compensation Committees for several public and private companies engaged in a variety of industries.

Mr. Gfeller received a Bachelor of Arts degree from Kansas State University.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Industry Experience

6

Board of Directors Information

Janeen S. Judah Independent Joined the board 2018 Age 62 Committees: Sustainability (Chair) Nominating & Governance

Biography

Janeen Judah was appointed to the Board in November 2018.

Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah has also served as a director for privately held Aethon Energy III, LLC since June 2019, and as a member of the University Lands Advisory Board since August 2020. Ms. Judah served as a director of Jagged Peak Energy Inc. from April 2019 to January 2020, when Jagged Peak was acquired by Parsley Energy. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007. Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981.

Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center.

Skills and experience

•  Cybersecurity/IT

•  Public Company Experience

•  ESG/Sustainability

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

John J. Sherman Independent Joined the board 2001 Age 66 Committees: Finance Nominating & Governance

Biography

John J. Sherman was appointed to the Board in July 2001.

Mr. Sherman is the former Chairman, Chief Executive Officer and President of Inergy Holdings GP, LLC, Inergy, L.P. and Inergy Midstream, L.P., and served in those positions until 2013. He is currently the Chairman and CEO of the Kansas City Royals Baseball Club. Prior to joining our predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation’s largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a Vice President and member of the management committee of Ferrellgas. Mr. Sherman previously served on the board for Evergy and currently serves on the board for Tech Accel LLC.

Mr. Sherman is a graduate of Ottawa University.

Skills and experience

•  Public Company Experience

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Industry Experience

7

Board of Directors Information

Other Directors Not Standing for Election at the 2022 Annual Meeting

Class II Directors (terms expire by 2023 annual meeting of unitholders)

David Lumpkins Independent Joined the board 2015 Age 67 Committees: Finance (Chair) Audit

Biography

David Lumpkins was appointed to the Board in November 2015.

Mr. Lumpkins is currently Chairman of PetroLogistics II, LLC, a petrochemical development company. He was the co-founder and Executive Chairman of PetroLogistics, a NYSE listed company which was acquired by Flint Hills Resources in July 2014. Mr. Lumpkins was also previously the co-founder and Chairman of PL Midstream, a pipeline transportation and storage company based in Louisiana, which was sold to Boardwalk Partners in 2012. Prior to the formation of these companies, Mr. Lumpkins worked in the investment banking industry for 17 years, principally for Morgan Stanley and Credit Suisse. In 1995, Mr. Lumpkins opened Morgan Stanley’s Houston office and served as head of the firm’s southwest region. Mr. Lumpkins previously served as a director of Westlake Chemical Partners LP and Crestwood Midstream GP LLC.

Mr. Lumpkins received his undergraduate degree and MBA from the University of Texas.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

•  Investment Banking

8

Board of Directors Information

N. John Lancaster, Jr. Independent Joined the board 2022 Age 53 Committees: Compensation Finance

Biography

John Lancaster, Jr. was appointed to the Board in February 2022.

Mr. Lancaster is currently a Managing Partner of Oyster Creek, LLC, a Connecticut-based investment, and advisory firm established in 2020. Mr. Lancaster currently serves on the Board of Directors of Aquadrill LLC, as well as on the Board of Directors for Oasis Petroleum, Inc. where he is a member of the Compensation Committee and the Nominating, Environmental, Social & Governance Committee. Prior to establishing Oyster Creek, Mr. Lancaster was a Partner with Riverstone Holdings LLC, a New York-based private equity firm focused on investments in the energy and power industry globally, where he was responsible for the execution of investments across all major sectors of the energy industry. Prior to joining Riverstone, Mr. Lancaster was a Director with The Beacon Group, LLC, a privately held firm specializing in principal investing and strategic advisory services in the energy sector and other industries. Mr. Lancaster began his career at Bankers Trust and later at CS First Boston, with service as an investment banker and equity research analyst focused on the oil service and unregulated gas transmission sectors of the energy industry. He has previously served as a director of Magellan Midstream Partners, L.P., Cobalt International Energy, Inc., Liberty Oilfield Services, and Petroplus Holdings AG and numerous private companies.

Mr. Lancaster holds a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from Harvard Business School. He is currently a member of the Dean’s Advisory Board for the McCombs School of the University of Texas at Austin.

Skills and experience

•  ESG/Sustainability

•  Finance/Accounting

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

•  Investment Banking

9

Board of Directors Information

Frances M. Vallejo Independent Joined the board 2021 Age 56 Committees: Audit Sustainability

Biography

Frances M. Vallejo was appointed to the Board in February 2021.

Ms. Vallejo currently serves on the Board of Directors of Coterra Energy Inc., which she joined following her tenure on the Board of Directors of Cimarex Energy Co., which began in 2017. At Coterra she is a member of the Audit Committee, the Nominating and Corporate Governance and Social Responsibility Committee and provides board oversight of the company’s approach to sustainability. She is a former executive officer of ConocoPhillips where she began her career in 1987. She served as Vice President Corporate Planning and Development from April 2015 until December 2016 and as Vice President and Treasurer from October 2008 until March 2015. Prior to October 2008, she served as General Manager Corporate Planning and Budgets, Vice President Upstream Planning and Portfolio Management, Assistant Treasurer, Manager Strategic Transactions, and in other geophysical, commercial, and finance roles. Ms. Vallejo was a member of the Board of Trustees of Colorado School of Mines from 2010 until 2016 and is a member of the Colorado School of Mines Foundation Board of Governors.

Ms. Vallejo holds a Bachelor of Science in mineral engineering mathematics from Colorado School of Mines and a Master of Business Administration from Rice University, where she was named a Jones Scholar.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  ESG/Sustainability

•  Business Development/Strategy/Commercial

•  Operations/Engineering/Construction

•  Industry Experience

10

Board of Directors Information

Class III Directors (terms expires by 2024 annual meeting of unitholders)

Robert G. Phillips Founder, Chairman and Chief Executive Officer Not Independent Joined the board 2010 Age 67

Biography

Robert G. Phillips has served as Chairman and Chief Executive Officer of our general partner since June 2013, and, until January 2022, also served as President. He was appointed to the Board of legacy Crestwood in October 2010.

Mr. Phillips served as Chairman, President and CEO of, the Partnership’s predecessor, from November 2007 until October 2013. Previously, Mr. Phillips served as President and Chief Executive Officer and a Director of Enterprise Products Partners L.P. from February 2005 until June 2007 and Chief Operating Officer and a Director of Enterprise Products Partners L.P. from September 2004 until February 2005. Mr. Phillips also served on the Board of Directors of Enterprise GP Holdings L.P., the general partner of Enterprise Products Partners L.P., from February 2006 until April 2007. He previously served as Chairman of the Board and CEO of GulfTerra Energy Partners, L.P. (GTM) from 1999 to 2004 prior to GTM’s merger with Enterprise Product Partners, LP, and held senior executive management positions with El Paso Corporation, including President of El Paso Field Services from 1996 to 2004. Prior to that he was Chairman, President and CEO of Eastex Energy, Inc. from 1981 to 1995. Mr. Phillips previously served as a Director of Pride International, Inc. from October 2007 to May 31, 2011, one of the world’s largest offshore drilling contractors, and was a member of its Audit Committee. Mr. Phillips served as a Director of Bonavista Energy Corporation, a Canadian independent oil and gas producer, from May 2015 to March 2020. In 2021, Mr. Phillips was appointed to the National Petroleum Council which advises the United States Department of Energy on oil and gas related matters.

Mr. Phillips holds a B.B.A. from the University of Texas at Austin and a Juris Doctorate from South Texas College of Law.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  ESG/Sustainability

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

•  International

11

Board of Directors Information

John Jacobi Independent Joined the board 2022 Age 67 Committee: Sustainability

Biography

John Jacobi was appointed to the Board in February 2022.

Mr. Jacobi is s currently the CEO and President of Javelin Energy Partners. Mr. Jacobi also serves on the Board of Directors of Oasis Petroleum Inc. where he serves as Chair of the Compensation Committee and as a member of the Audit and Reserve Committee. Mr. Jacobi began his career in the energy business in 1981 working for Woolf & Magee Inc., a drilling, exploration and production company. In 1991, he co-founded Jacobi-Johnson Energy, Inc., an independent oil and gas producer, and served as its president focusing on acquisitions in the Ark-La-Tex and Gulf Coast Basins. In 1998, Jacobi-Johnson Energy, Inc. was sold to EXCO Resources, where Mr. Jacobi served as vice president of business development and marketing and led the acquisition efforts on transactions valued at approximately $8 billion. In June 2013, Mr. Jacobi co-founded Covey Park Energy, Inc. and served as its co-chief executive officer and board member. Covey Park Energy, Inc. was sold to Comstock Resources in July 2019, and Mr. Jacobi served on the Board of Directors of Comstock Resources from July 2019 to October 2020. Mr. Jacobi served on the Board of Directors of Pioneer Energy Services Corp., as Chair of the Audit Committee, from May 2020 to January 2022.

Mr. Jacobi holds a Bachelor of Science in Biology from West Texas A&M University.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  ESG/Sustainability

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

12

Board of Directors Information

Angela A. Minas Independent Joined the board 2022 Age 58 Committees: Audit (Chair) Compensation

Biography

Angela A. Minas was appointed to the Board in January 2022.

Ms. Minas currently serves on the Board of Directors of the general partner of Westlake Chemical Partners where she is a member of the Audit Committee. She also serves as a director of Vallourec S.A., a world leader in premium tubular solutions, where she serves as the Chair of the Audit Committee. Ms. Minas has previously served on the boards of CNX Midstream Partners, Weatherford International, and Ciner Resources LP. She served as Chair of the Audit Committee for both CNX Midstream and Ciner Resources. During her career, she was Vice President and Chief Financial Officer of DCP Midstream and Chief Financial Officer, Chief Accounting Officer and Treasurer for Constellation Energy Partners.

Ms. Minas holds a Bachelor of Arts and a Master of Business Administration from Rice University where she currently serves as a member of the Council of Overseers of the Rice University Graduate Business School.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  ESG/Sustainability

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Industry Experience

•  International

Clay C. Williams Independent Joined the board 2022 Age 59 Committee: Compensation (Chair)

Biography

Clay C. Williams was appointed to the Board in January 2022.

Mr. Williams currently serves as Chairman, President and Chief Executive Officer of NOV Inc., a multinational oilfield services company with more than 25,000 employees across 61 countries that is a provider of expert solutions, equipment and operational support for the drilling and production industries. Mr. Williams brings a unique perspective with more than 35 years of global energy industry experience to the Crestwood board, having served as NOV’s Chief Operating Officer and Chief Financial Officer and in numerous financial roles with Varco before its merger with National Oilwell in 2005. From 2009 - 2019, Mr. Williams previously served on the board of Benchmark Electronics.

Mr. Williams holds a Bachelor of Science degree in Civil & Geological Engineering from Princeton University and a Master of Business Administration from the University of Texas.

Skills and experience

•  Public Company Experience

•  Finance/Accounting

•  Business Development/Strategy/Commercial

•  Legal/Governance/Government Relations

•  Operations/Engineering/Construction

•  Industry Experience

•  International

13

Board of Directors Information

Director Nominee Tenure, Skills, and Characteristics

In 2021, we established a Nominating and Governance Committee, which meets at least quarterly and reviews the performance, and contributions of existing Board members to the extent they are candidates for re-election, and considers all aspects of each candidate’s qualifications and skills in the context of the Partnership’s needs at that point in time. The Nominating and Governance Committee includes, and has any search firm that it engages include, women and individuals from underrepresented racial/ethnic groups in the pool from which the Committee selects director candidates. When considering candidates as potential Board members, the Board and the Nominating and Governance Committee will evaluate the candidates’ ability to contribute to such diversity. The Board assesses its effectiveness in this regard as part of its Board and director evaluation process. Currently, of our three director nominees, one is a woman, all are independent, and one has served for five years or less. The Board’s composition also represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The tenure range of our Board is as follows:

Tenure on Board	Number of Directors

More than 10 years	3

3-10 years	2

2 years or less	5

Among the qualifications and skills of a candidate considered important by the Nominating and Governance Committee are:

• Public Company Experience (Officer/Director)	• Industry Experience (Upstream/Midstream/Downstream)
• Finance/Accounting

• Business Development/Strategy/Commercial	• ESG/Sustainability

• Legal/Governance/Government Relations	• Cybersecurity/IT

• Operations/Engineering/Construction	• Investment Banking

Corporate Governance

Board Leadership

The Board is responsible for the control and direction of the Partnership. The Board represents the unitholders and its primary purpose is to build long-term unitholder value. The Board has no policy that requires that the positions of the Chairman of the Board (the Chairman) and the Chief Executive Officer (CEO) be separate or that they be held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, including the composition, skills and experience of the Board and its members, specific challenges faced by us or the industry in which it operates, and governance efficiency.

The Chair of the Board is selected by the Board and currently is our Founder and CEO, Robert G. Phillips. The Board believes that this leadership structure is appropriate given Mr. Phillips’ role in founding the Partnership and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Partnership operate in the long-term interests of unitholders.

In addition, the independent directors on the Board have appointed a lead director from the Board’s independent directors, currently Warren Gfeller, in order to promote independent leadership of the Board. The lead director presides over the executive sessions of the independent directors (which occur

14

Board of Directors Information

at least once a year), chairs Board meetings in the Chair’s absence, works with management and the independent directors to approve agendas, schedules, information, and materials for Board meetings, and is available to engage directly with major shareholders where appropriate. In addition, the lead director confers from time to time with the Chair of the Board and the independent directors and reviews, as appropriate, the annual schedule of regular Board meetings and major Board meeting agenda topics. The guidance and direction provided by the lead director reinforce the Board’s independent oversight of management and contribute to communication among members of the Board.

Director Independence

Because we are a limited partnership, the listing standards of the NYSE do not require that we have a majority of independent directors on the Board, nor that the Partnership establish or maintain a Nominating and Governance Committee or Compensation Committee of the Board. We are, however, required to have an audit committee consisting of at least three members, all of whom are required to be independent as defined by the NYSE. The Board has determined that, Warren Gfeller, John Jacobi, Janeen Judah, N. John Lancaster, Jr., David Lumpkins, Angela Minas, John Sherman, Frances Vallejo, and Clay Williams qualify as independent pursuant to independence standards established by the NYSE as set forth in Section 303A.02 of the NYSE Listed Company Manual. To be considered an independent director under the NYSE listing standards, the Board must affirmatively determine that a director has no material relationship with us other than as a director. In making this determination, the Board adheres to all of the specific tests for independence included in the NYSE listing standards and considers all other facts and circumstances it deems necessary or advisable.

A Director need not be a member of the General Partner or a Limited Partner; however, a majority of the Directors comprising the Board of Directors must meet the independence standards required of directors who serve on a board of directors established by the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) thereunder and by the National Securities Exchange on which the common units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

Risk Oversight

The Partnership faces a number of risks, including environmental and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Partnership faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In fulfilling its risk oversight role, the Board must determine whether risk management processes designed and implemented by our management are adequate and functioning as designed. Senior management regularly delivers presentations to the Board on strategic matters, operations, risk management and other matters, and is available to address any questions or concerns raised by the Board.

Our board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight including in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Compensation Committee assists the Board with risk management relating to our compensation policies and programs. The Sustainability Committee assists the Board on matters relating to sustainability, which include environmental risks and opportunities, social responsibility and impacts, employee, contractor and community health and safety, and activities related to stakeholder engagement and community investment. The Finance Committee assists the Board in fulfilling its oversight responsibilities across the principal areas of corporate finance and financial risk management. The Nominating and Governance Committee assists the Board on matters related the evaluation of the Board and its standing committees. succession planning of the CEO and key executive officers and oversight responsibilities regarding the governance of the Partnership.

15

Board of Directors Information

Board Evaluation

On an annual basis we conduct a comprehensive Board self-evaluation to assess the effectiveness of our Board, committees, and members. Board members complete a detailed confidential questionnaire which provides for qualitative ratings in key areas and seeks subjective comment in each of those areas. A summary report is prepared and presented to the Board. The responses from Board members are summarized without attribution to a particular member to facilitate candid feedback.

The Board and senior executives then review and discuss the evaluation results and any actions to be taken. The results are used to inform Board and committee composition and refreshment, including potential expansion and refinement of the attributes and experience criteria for Board membership, and to address the evolving needs of the company. The evaluation aims (1) to find opportunities where Board and committees can improve their performance and effectiveness, (2) to assess any need to evolve the composition and expertise of the Board, and (3) to assure that our Board and committees are operating in accordance with our Corporate Governance Guidelines and committee charters.

Code of Ethics

Crestwood is committed to running an ethical business, which is supported by our clearly articulated policies and rigorous management systems and processes. We have adopted a Code of Business Ethics and Conduct that outlines our guiding principles and expectations, which can be found at www.crestwoodlp.com/investors/governance.

Each officer, director and employee is responsible for upholding our standards for ethics and integrity as set forth in the Code. Every two years all directors and employees are required to complete ethics training on our Code.

Any employee witnessing a violation of the Code is asked to report their concern through our independent Ethics Hotline, which is available 24 hours a day, seven days a week. All employees receive regular communication about the hotline to ensure that everyone knows their reporting options and understands Crestwood’s commitment to ethics and integrity. Our compliance team takes all concerns seriously and follows the necessary protocols and processes to quickly resolve them. We maintain absolute anonymity, to the extent possible, and empower any employee reporting a violation to discuss their concern without fear of retaliation.

We track the number of requests made and the length of time from reporting to resolution to evaluate the success of the hotline. Any ethics violations and results of the whistleblower hotline are reported to the Audit Committee by our Chief Compliance Officer, who also shares quarterly general ethics updates with the Board.

Corporate Governance Guidelines

The Board has adopted a robust set of Corporate Governance Guidelines that addresses the goals and expectations with respect to key corporate governance matters. The Guidelines address the following topics:

•	Director Qualifications

•	Director Responsibilities

•	Lead Director Responsibilities

•	Director Access to Officers, Employees and Other Advisors

•	Director Orientation and Continuing Education

•	Director Stock Ownership

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Board of Directors Information

Please visit our investor relations website at www.crestwoodlp.com/investors, “Governance,” for additional information on our corporate governance.

Board Meetings and Committees

The Board meets in regularly scheduled sessions and holds special meetings and acts by unanimous written consent whenever circumstances require. Our independent directors meet in executive session at least once a year. During 2021, there were 17 total meetings of the Board. All incumbent directors attended at least 90 percent of the aggregate of the meetings of the Board and committees on which they served occurring during 2021.

The Board has established an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating and Governance Committee and a Sustainability Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NYSE rules. The committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to unitholders. In February 2022, in connection with the Oasis transaction, the Board approved several changes to the Committee assignments. The table below provides current board membership information as well as committee meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee	Sustainability Committee

Robert G. Phillips

Warren H. Gfeller

John Jacobi

Janeen S. Judah

N. John Lancaster, Jr.

David Lumpkins

Angela A. Minas

John J. Sherman

Frances M. Vallejo

Clay C. Williams

Total Meetings in 2021	7	6	4	0	4

2021 Attendance Percentage	97%	100%	100%	N/A	100%

Committee Chair

The functions performed by these committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee

The members of the Audit Committee are Angela Minas (Chair), David Lumpkins and Frances Vallejo. The Board has determined that each of the members of the Audit Committee meet the independence standards of the NYSE and is financially literate. In addition, the Board has determined that Ms. Minas is an audit committee financial expert based upon the experience stated in her biography. The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial reporting process and internal control system; (ii) the independence and performance of the independent registered public accounting firm; and (iii) the performance of the disclosure controls and procedures established by management, internal audit function and compliance with legal and regulatory requirements. The Audit Committee charter may be found on our website at www.crestwoodlp.com/investors/governance.

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Board of Directors Information

Compensation Committee

The members of the Compensation Committee are Clay Williams (Chair), N. John Lancaster, Jr., and Angela Minas. Although we are not required by NYSE listing standards to have a Compensation Committee, three members of the Board serve as members of our Compensation Committee, which oversees compensation decisions for members of the Board, the executive officers of the General Partner, as well as the compensation plans described below. Each year, the Compensation Committee reviews the Partnership’s goals and objectives relevant to the compensation of the Chief Executive Officer and executive officers and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and key executive officers. The Compensation Committee also assists with administering the equity-based compensation plans and reviewing the compensation related disclosures in the Partnership’s annual proxy statement on Form DEF 14A. The Compensation Committee charter may be found on our website at www.crestwoodlp.com/investors/governance.

Finance Committee

The members of the Finance Committee are David Lumpkins (Chair), N. John Lancaster, Jr., and John Sherman. The Finance Committee assists the Board in fulfilling its oversight responsibilities across the principal areas of corporate finance and risk management. The Finance Committee meets at least quarterly, but it is intended that the Finance Committee confer with management on an informal and ad hoc basis as reasonable and necessary to assist management in developing strategies relating to all capital markets, financing activities, corporate financial analysis, and risk management activities. More specifically, duties of the Finance Committee include providing the Board guidance on: (i) the financial status and capital structure of the Partnership, including long-range financial policies and objectives, distribution policy and actions, plans or programs for the repurchase or redemption of Partnership securities, and equity and debt issuances; (ii) the Partnership’s financial strategies, policies, guidelines and procedures; and (iii) the Partnership’s compliance with its material debt instruments and credit facilities in light of the Partnership’s operating strategy, risk exposures, financial policies and changes in applicable laws or accounting requirements. The Finance Committee also performs such other functions and exercise such other powers as may be specified in the written charter for the Finance Committee adopted by the Board. The Finance Committee charter may be found on our website at www.crestwoodlp.com/investors/governance.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Warren Gfeller (Chair), Janeen Judah and John Sherman. The Nominating and Corporate Governance committee assists the Board in identifying individuals qualified to become Board members consistent with criteria approved by the Board, selects or recommends that the Board select director nominees, oversees the set of corporate governance principles applicable to the Partnership, and oversees the evaluation of the Board. The Nominating and Governance Committee meets as often as necessary, but at least quarterly, to fulfill its responsibilities, some of which include: (i) reviewing, as necessary, the size and composition of the Board and its committees and recommend any changes to the Board for approval in its sole discretion; (ii) reviewing appropriately submitted unitholder proposals and recommending responses to the Board; and (iii) overseeing the succession planning for the CEO and other key executives. The Nominating and Governance Committee also performs such other functions and exercise such other powers as may be specified in the written charter for the Nominating and Governance Committee adopted by the Board. The Nominating and Governance Committee charter may be found on our website at www.crestwoodlp.com/investors/governance.

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Board of Directors Information

Sustainability Committee

The members of the Sustainability Committee are Janeen Judah (Chair), John Jacobi and Frances Vallejo. The Board established the Sustainability Committee to provide oversight of the Partnership’s sustainability initiatives and to ensure that environmental, social and governance risks are incorporated into our long-term business strategy. The Sustainability Committee also oversees the development of our sustainability strategy, as well as review and recommend to the Board for approval any sustainability reporting and disclosure. The Sustainability Committee meets as often as necessary, but at least quarterly, to fulfill its responsibilities, some of which include: (i) reviewing and advising the Board on the Partnership’s sustainability goals and commitments, achievements, and reporting targets, (ii) advising the Board of stakeholder concerns and (iii) providing the Board guidance on the Partnership’s advocacy efforts and relations with indigenous people. The Sustainability Committee also performs such other functions and exercises such other powers as may be specified in the written charter for the Sustainability Committee adopted by the Board. The Sustainability Committee charter may be found on our website at www.crestwoodlp.com/investors/governance.

Director Nominations

Pursuant to Section 13.4(b)(vi) of our Partnership Agreement, nominations of persons for election of directors to the Board may be made at an annual meeting of the Partnership (a) by or at the direction of a majority of the directors then in office or (b) by a limited partner (i.e. a unitholder) or group of limited partners (a “limited partner group”), that holds or beneficially owns, and has continuously held without interruption for the prior two years, at least 10% of the outstanding common units or outstanding preferred units that on a converted basis represent at least 10% of the outstanding common units, or any combination thereof.

Any eligible unitholders or limited partner group that wishes to submit a director nomination for the 2022 Annual Meeting must deliver written notice thereof to the General Partner at 811 Main Street, Suite 3400, Houston, Texas 77002. The written notice must comply with Section 13.4(b)(vi)(A)(2) of our Partnership Agreement and the procedures set forth in Section 13.4(b)(vi)(C) of our Partnership Agreement, including the information requirements included in 13.4(b)(vi)(A)(2) of our Partnership Agreement. The chairman designated by the General Partner pursuant to Section 13.10 of our Partnership Agreement shall have the power and duty to (a) determine whether a nomination was made in accordance with the above procedures and (b) declare that such nomination shall be disregarded if any proposed nomination was not made in compliance with Section 13.4(b) of our Partnership Agreement.

If each member of the limited partner group (or a qualified representative of each member) does not appear at the annual meeting to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. To be considered a qualified representative of a member of the limited partner group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission at the meeting of Limited Partners.

Compensation of Directors

Officers of the General Partner who also serve as directors, such as Mr. Phillips, do not receive additional compensation. Each director receives cash compensation of $100,000 per year for serving on the Board. The lead director, Audit Committee chairperson, Finance Committee chairperson, Compensation Committee chairperson, Nominating and Governance Committee

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Board of Directors Information

chairperson and Sustainability Committee chairperson each receive additional cash compensation of $20,000 per year. All cash compensation is paid to the non-employee directors in quarterly installments. Additionally, each non-employee director receives an annual grant of restricted units under our long-term incentive plan equal to approximately $110,000 in value that vests on the first anniversary of the date of issuance. Each grant compensates for future performance, and generally no portion of a restricted unit vests until the year after it is granted. If a director leaves the Board prior to a vest date for any reason other than a Change of Control (as defined under our long-term incentive plan), death or Permanent Disability, he or she will forfeit all or any portion of the restricted units that has not previously vested, unless vesting is otherwise accelerated at the discretion of the Compensation Committee. If the director’s service relationship ends due to a Change of Control or the director’s death or Permanent Disability, then the forfeiture restrictions lapse and the award vests in full. Permanent Disability means the director’s inability, with or without reasonable accommodation, by reason of illness, incapacity, or other disability, to perform his or her duties, as determined by the Board for a cumulative total of 180 days in any 12-month period. Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees.

The following table sets forth, for the year ended December 31, 2021, all compensation reportable for directors who served during 2021, as determined by SEC rules.

Director Compensation for 2021

Name	Fee Earned or Paid in Cash ($)	Unit Awards ($)(1)	Non-Qualified Deferred Comp Earnings ($)	Total ($)

Alvin Bledsoe	120,000	109,410	6,338	235,748

Warren H. Gfeller	140,000	109,410		249,410

Janeen S. Judah	120,000	109,410		229,410

David Lumpkins	120,000	109,410		229,410

John J. Sherman	100,000	109,410		209,410

Frances M. Vallejo	100,000	119,957		219,957

Gary D. Reaves (2)	0	0		0

William R. Brown (2)	0	0		0

(1)

Reflects the grant date fair value of unit awards. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021. The restricted unit grants issued to Mr. Gfeller, Ms. Judah, Mr. Lumpkins, and Mr. Sherman will vest on the first anniversary of the grant date. Ms. Vallejo’s restricted unit grant was issued on February 1, 2021 and will vest on January 5, 2022, the same date as the other directors. As of December 31, 2021, our non-employee directors held the following restricted unit awards: Mr. Gfeller, Ms. Judah, Mr. Lumpkins, Mr. Sherman, and Ms. Vallejo each held 5,795 restricted units. Mr. Bledsoe deferred his unit awards pursuant to the Non-Qualified Deferred Compensation Plan.

(2)	Mr. Reaves and Mr. Brown resigned from the board effective March 30, 2021 and each forfeited their 2021 restricted unit grant of 5,795 units, respectively.

20

           Proposal 2 — Advisory Vote to Approve

          Executive Compensation

This proposal, commonly known as a “say-on-pay” proposal, provides our unitholders with the opportunity to cast a pass-through advisory vote on the approval of the compensation of our named executive officers. We are asking unitholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to tie total compensation to long-term performance that supports unitholder value, as reflected primarily in our common unit price.

We believe our compensation philosophy has served our employees and unitholders well. In 2021, as part of our corporate governance engagement with our unitholders, including both large and small investors, we met with representatives of unitholders owning over 40% of our common units. During these meetings, unitholders expressed no concerns with the manner in which our executive compensation program operates.

We urge unitholders to read the “Compensation Discussion and Analysis,” as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success.

The Board of Directors recommends that the unitholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” approval, on an advisory basis, of our executive compensation as described in this Proxy Statement.

21

           Beneficial Ownership of Shares

The following table sets forth certain information regarding the beneficial ownership of our common units as of March 21, 2022 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our common units, (ii) each of the executive officers of the General Partner, (iii) each of the directors of the General Partner, and (iv) all directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common units listed below, based on information furnished by such owners, have sole voting and investment power with respect to such common units. As of March 21, 2022, we had 97,978,074 common units outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Units Owned

Oasis Petroleum, Inc.(3)	20,985,668	21.4

ALPS Advisors, Inc.(4)	7,518,269	7.7

Diaco Aviki	107,687	*

Steven M. Dougherty	361,226	*

Warren H. Gfeller	61,764	*

Robert T. Halpin	503,703	*

John Jacobi	4,782	*

Janeen S. Judah	17,679	*

Joel C. Lambert	307,286	*

H. John Lancaster, Jr.	3,986	*

David Lumpkins	51,371	*

Angela A. Minas	3,986	*

William H. Moore	213,819	*

Robert G. Phillips	1,054,885	1.1

John J. Sherman	3,241,263	3.3

Frances M. Vallejo	9,781	*

Clay C. Williams	3,986	*
Directors and executive officers as a group (15 persons)	5,947,204	6.1

*	Less than 1%.
(1)	Unless otherwise indicated, the contact address for all beneficial owners in this table is 811 Main Street, Suite 3400, Houston, Texas 77002.
(2)	Excludes 329,985 performance phantom units granted to our executive officers pursuant to the Crestwood Equity Long-Term Incentive Plan.
(3)

Consists of 11,769,668 common units held of record by OMS Holdings LLC, a wholly owned subsidiary of Oasis Petroleum LLC, which is a wholly owned subsidiary of Oasis Petroleum Inc., and 9,216,000 common units held of record by Oasis Investment Holdings LLC. OMS Holdings LLC is the managing member of and owns an 87.3% membership interest in Oasis Investment Holdings LLC. Oasis Petroleum North America LLC, which is a wholly owned subsidiary of Oasis Petroleum LLC, owns the remaining 12.7% membership interest in Oasis Investment Holdings LLC. The business address of Oasis Petroleum, Inc. is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

(4)	Based on Schedule 13G filed by ALPS Advisors, Inc. on February 3, 2022. The address of ALPS Advisors, Inc. is 1290 Broadway, Suite 1000, Denver, CO 80203.

22

           Sustainability and ESG

At Crestwood, sustainability means operating in an ethically, environmentally and socially responsible manner; focusing on safety; respecting and supporting our communities; protecting the environment; and developing our employees.

In November 2021, we developed Crestwood’s second three-year sustainability strategy which outlines the focus areas for Crestwood’s ESG/sustainability initiatives that will continue to drive its performance, create impact and maintain its MLP ESG midstream leadership position. The development of our 2022 - 2024 sustainability strategy is a result of our recent materiality assessment update, which includes input from key stakeholders and investors.

Over the next three years, our sustainability strategy will focus on Supply Chain Management, Transparency and Disclosure, Biodiversity & Ecosystem Protection, Carbon Management, Diversity, Equity & Inclusion and Indigenous Relations.

Strategy Objective
Crestwood’s three-year Sustainability Strategy is aligned with the delivery of our business goals while also being responsive to our stakeholders needs. Integrating sustainability across our business will underpin our success as a best-in-class midstream company.

Crestwood’s Sustainability Strategy
BUSINESS STRATEGY

•   Differentiate Crestwood through execution, sustainability and industry leadership to be a must-own investment

•   Focused on quality growth, asset optimization and thoughtful consolidation opportunities, while maintaining financial strength and discipline

•   Continue to generate strong free cash flow after distributions to enhance our return of capital to unitholders

•   Drive best-in-class operations for safety, customer service, community engagement and environmental responsibility

FOCUS AREAS 2022-2024	Governance		Environment		Social
	Supply Chain Management	Transparency & Disclosure	Biodiversity & Ecosystem Protection	Carbon Management	Diversity, Equity & Inclusion	Indigenous Relations
	To build a dynamic and diverse supply chain that operationalizes sustainability, mitigates risk, and meets organizational objectives.	To strive for robust, quality and verified data as the core foundation to reliable ESG disclosures.	To mitigate impacts on and to enhance species and ecosystems.	To lead the midstream industry in best-in-class carbon management practices and technology implementation.	To create a diverse culture where everyone feels valued, while building the pipeline of future talent and enhancing retention efforts of current talent.	To continue to further our existing culture of open and transparent dialogue with Indigenous stakeholders where all parties feel engaged and respected.

23

Sustainability and ESG

Carbon Management Plan

Carbon management a leading component of Crestwood’s three-year sustainability strategy. Our recently published carbon management plan outlines near-term emissions reduction activities that we intend to implement and highlights not only a series of commitments, but also the mechanisms for achievement of those commitments as we continue to expand our leading Gathering and Processing asset portfolio. For more information on our Carbon Management Plan, see https://www.crestwoodlp.com/sustainability.

24

Sustainability and ESG

Sustainability and ESG Highlights

In 2021, Crestwood continued to demonstrate MLP midstream industry leading ESG performance.

Environmental	Social	Governance
Linked employee compensation to methane emissions intensity reduction	Reduced Lost Time Incident Rate by 33% and Preventable Vehicle Incident Rate by 41%	Announced transition to a publicly elected board; 90% of Board members are independent
Initiated a continuous methane monitoring pilot program	30% of management positions held by women 22% of our workforce comprised of women Linked employee compensation to diversity and inclusion goals	ESG Risks incorporated into the Enterprise Risk Management process
Received Wildlife Habitat Council Grassland Award	Donated approximately $1.2 million to organizations where we live and operate Provided approximately $570,000 in scholarships to 139 recipients since 2019	Since 2019, over $165 million spent with diverse suppliers

Crestwood’s Approach to ESG Continues to Rank Best-in-Class in the Midstream Sector

Rating/Ranking	Performance
MSCI	BBB Rating
Sustainalytics	Ranks in the 6th percentile in the Refiners and Pipelines industry group
Corporate Knights	Ranks 40th out of 398 companies in Oil and Gas sector
Bloomberg	45.5

Our Sustainability Reporting

Crestwood provides its stakeholders with open, transparent reporting and discussion on sustainability and ESG performance. Our 2020 Sustainability Report — our 3rd annual — follows best practice in ESG reporting and provides more detailed disclosure of our ESG performance. Our ESG reporting is in accordance with the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB) Midstream Framework, the Task Force on Climate-Related Financial Disclosures (TCFD) and the EIC/GPA ESG Reporting Framework. Our 2021 sustainability report is on track for an early June 2022 issuance.

For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com

25

Sustainability and ESG

Human Capital Management

Crestwood knows that it is crucial that we continue to attract and retain talent. Through our diverse and inclusive workplace, our comprehensive compensation and benefits, our career management, and our focus on health, safety and employee wellbeing, we strive to holistically support our employees.

Our innovation stems from the diverse perspectives, knowledge, and experiences of our employees. We strive to create an inclusive workplace where all employees are treated with dignity and respect. Our commitment to Diversity, Equity and Inclusion (DEI) starts at the top with a highly skilled and diverse Board. Of our independent directors, 30 percent are female. As of December 31, 2021, of our 645 employees, women represented 30 percent of Crestwood’s full-time executive positions and 22 percent of full-time employees. Our Sustainability Committee at the board-level has oversight of our DEI programs.

Diversity, Equity and Inclusion Accomplishments in 2021 and Continuing into 2022

In 2021, and continuing into 2022, we have committed to furthering DEI at Crestwood. Highlights include:

•   Continued to implement strategic elements outlined in Crestwood’s DEI five-point plan

•   Crestwood’s executive DEI Council met quarterly to continue to provide strategic guidance to our DEI strategy

•   Progressed on diversity hiring initiatives

•   Continued to monitor pay equity including gender, race and age

•   Joined CEO Action for Diversity & Inclusion

•   Trained 100% of employees on unconscious bias

•   Conducted cultural Indigenous awareness training

•   64% of our social investment was donated to organizations advancing DEI in our communities

•   Included in the Bloomberg Gender-Equality Index for a second year in a row; only one of three midstream companies to be included in the Index

26

           Executive Compensation

Compensation Discussion and Analysis

Introduction

We do not directly employ any of the persons responsible for managing the Partnership. The General Partner currently manages our operations and activities, and its board of directors (i.e. the Board) and officers make decisions on our behalf. The compensation of the directors and the executive officers of the General Partner is determined by the Board based on the recommendations of our Compensation Committee.

All of the executive officers of the Partnership also serve in the same capacities as executive officers of the Partnership’s subsidiaries and the compensation of the named executive officers (“NEOs”) discussed below reflects total compensation for services to all Crestwood entities described in more detail below.

For purposes of this Compensation Discussion and Analysis our NEOs for Fiscal 2021 were comprised of:

Robert G. Phillips, Founder, Chairman, Chief Executive Officer (Principal Executive Officer)

Robert T. Halpin, President, Chief Financial Officer (Principal Financial Officer)

William H. Moore, Executive Vice President, Corporate Strategy

Steven M. Dougherty, Executive Vice President, Chief Accounting Officer

Joel C. Lambert, Executive Vice President, Chief Legal, Compliance and Safety Officer

27

Executive Compensation

The titles set forth beside each NEO above are current as of the date of this filing. During the 2021 calendar year, in addition to his role as Chief Executive Officer, Mr. Phillips also served as our President. Mr. Halpin served as our Executive Vice President and Chief Financial Officer during the 2021 calendar year, although effective January 18, 2022, Mr. Halpin was promoted to the role of President, also retaining his role as Chief Financial Officer.

Compensation Philosophy and Objectives

We employ a compensation philosophy that emphasizes pay for performance. The primary measure of our long-term performance is total shareholder return (TSR). We believe that by tying a substantial portion of each NEO’s total compensation to financial, operational and safety performance metrics that support TSR, our pay-for-performance approach aligns the interests of our executive officers with that of our unitholders. Accordingly, the objectives of our total compensation program consist of:

•	aligning executive compensation incentives with the creation of unitholder value;

•	balancing short and long-term performance;

•	tying short-term and long-term compensation to the achievement of performance objectives (company, business unit, department and/or individual); and

•	attracting and retaining the best possible executive talent for the benefit of our unitholders.

By accomplishing these objectives, we intend to optimize long-term unitholder value.

Compensation Setting Process

Performance Evaluation

For the CEO, in Fiscal 2021, the Board met in executive session without management present to review the CEO’s performance in the areas of financial results, operational safety and efficiency, progress against ESG and sustainability goals, and leadership team development, among other areas of focus designed to align with increasing long term unitholder value. In this session, the Board also reviewed:

•	Evaluations of the CEO completed by the Board members;

•	The CEO’s written assessment of his own performance compared with the stated goals;

•	Business performance of the Partnership relative to established targets;

•	Management’s achievement of several key strategic transactions throughout the year; and

•	Management’s response and execution against extraordinary COVID-19 challenges.

The Compensation Committee used these evaluations and competitive market data to determine CEO compensation. For all NEOs except the CEO, the Compensation Committee reviewed the CEO’s recommendations, including supporting market data, and individual performance assessments. In addition, the Compensation Committee reviewed the reasonableness of the CEO’s pay recommendations for NEOs based on a competitive market study that includes proxy and annual report data from the approved comparator peer group and published compensation survey data (discussed further below). Based on this input, the Compensation Committee determined compensation for the other NEOs. The Board then reviewed and ratified all aspects of executive compensation based on the reports and recommendations from the Compensation Committee.

Role of CEO and Management

The Compensation Committee relies on the CEO and management for certain inputs into the compensation setting process. Our compensation consultant provides the CEO with data from the annual proxy statements and annual reports of companies in our comparator group along with pay information compiled from nationally recognized executive and industry-related compensation surveys. Our CEO then uses this data to analyze pay practices among companies in the comparator group in order to help the Compensation Committee asses the market as a whole. The CEO also:

28

Executive Compensation

•	assists in helping the Compensation Committee establish business performance goals and objectives;

•	evaluates executive officer and company performance;

•	recommends compensation levels and awards for executive officers other than himself; and

•	implements the Compensation Committee-approved compensation plans.

Our CEO makes recommendations to the Compensation Committee with respect to financial metrics to be used and determination of performance for performance-based awards. He also makes recommendations regarding non-CEO executive compensation, which may be based on our performance, individual performance and the peer group compensation market analysis. The Compensation Committee considers these recommendations when establishing the total compensation packages of our executive officers.

The CEO’s performance and compensation is reviewed, evaluated and established separately by the Compensation Committee and the full Board based on criteria similar to those used for non-CEO executive compensation.

Role of the Compensation Consultant

Willis Towers Watson serves as our third-party compensation consultant. Our Compensation Committee believe it is beneficial to have a third-party analysis to assist in evaluating and setting executive compensation. The Compensation Committee, in consultation with management, chose Willis Towers Watson based on its extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. For Fiscal 2021, Willis Towers Watson provided the Compensation Committee with an analysis of our executive compensation programs, including total direct compensation comprised of base salary, annual incentive and long-term incentive compensation, in order to assess the competitiveness of our programs and to provide conclusions and recommendations. Our Compensation Committee has taken and will take into consideration the discussions, guidance and compensation studies produced by our compensation consultant to make compensation decisions. The Compensation Committee has assessed the independence of the compensation consultant and has concluded that the compensation consultant’s work for the Compensation Committee does not raise any conflict of interest.

Competitive Benchmarking and Peer Group

Our Compensation Committee considers competitive industry data in making executive pay determinations. Pursuant to our Compensation Committee’s decisions to maintain a peer group for executive compensation purposes and in view of evolving industry and competitive conditions, Willis Towers Watson, with the assistance of management, proposed certain peer group companies for our Compensation Committee’s review.

After discussion with Willis Towers Watson and reviewing its recommendation of a peer group based on companies with annual revenues, assets and net income similar to ours and taking into account geographic footprint and employee count, our Compensation Committee determined that the peer group listed below was the most appropriate for purposes of the 2021 executive compensation analyses.

MPLX LP	Western Midstream Partners, LP

Targa Resources Corp.	Enable Midstream Partners, LP

The Williams Companies, Inc.	Magellan Midstream Partners, L.P.

DCP Midstream, LP	Sprague Resources LP

NGL Energy Partners LP	Genesis Energy, L.P.

EnLink Midstream LLC	Equitrans Midstream Corporation

NuStar Energy, L.P.	Antero Midstream Corporation

Summit Midstream Partners, LP

29

Executive Compensation

Willis Towers Watson compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents, and compiled published survey compensation data from multiple sources. This compensation data was then presented to the Compensation Committee and used to compare the compensation of our NEOs to our peer group where the peer group had individuals serving in similar positions and to the market. The Compensation Committee generally strives to maintain target base salary and short-term incentives in the range of the 50th percentile of market. Provided management maintains a high level of performance, executes well against Partnership goals, and creates long term value for unitholders, the Compensation Committee targets expected long-term incentive opportunities in the range of the 75th percentile of market.

Elements of Compensation

The principal elements of compensation for the NEOs are the following:

•	base salary;

•	incentive awards;

•	long-term incentive plan awards; and

•	retirement and health benefits

Base Salary

Base salary is designed to compensate executives commensurate with the level of the position they hold and for sustained individual performance (including experience, scope of responsibility, results achieved and potential). The initial base salaries for our NEOs were determined in 2013 and documented in employment agreements we entered into with each of our executive officers (the, “Executive Employment Agreements”) in January 2014. For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Table - Employment Agreements” in this proxy statement.

Base salaries for our NEOs are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In determining the amount of any adjustments, the Compensation Committee uses market data as a tool for assessing the reasonableness of the base salary amounts of the NEOs as compared to the compensation of executives in similar positions with similar responsibility levels in our industry. However, the final determination of base salary amounts was within the Compensation Committee’s discretion. The annual base salaries for our NEOs are as follows: Mr. Phillips ($800,000), Mr. Halpin ($500,000), Mr. Dougherty ($435,000), Mr. Lambert ($470,000) and Mr. Moore ($395,000).

In connection with Mr. Halpin’s promotion to President in January 2022, his base salary was set at $600,000 for the 2022 calendar year. This amount was determined by reviewing the market data for comparable executive officer roles at our peer companies.

Annual Incentive Awards

Incentive bonuses are granted based on a percentage of each NEO’s base salary. Incentive awards are designed to reward the performance of key employees, including the NEO’s, by providing annual incentive opportunities for the Partnership’s achievement of its annual financial, operational, and individual performance goals. These bonus awards are provided to the NEOs in order to provide competitive incentives to these individuals who can significantly impact performance and promote achievement of our short-term business objectives.

Annual incentive target payouts were initially established for each of our NEOs pursuant to their Executive Employment Agreements. For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Table - Employment Agreements” in this proxy statement. The annual target bonus

30

Executive Compensation

amounts of our NEOs are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In determining the amount of any adjustments, the Compensation Committee uses market data as a tool for assessing the reasonableness of the annual incentive targets of the NEOs as compared to executives in similar positions with similar responsibility levels in our industry. However, the final determination of annual target bonus amounts is within the Compensation Committee’s discretion.

Actual annual incentive awards for 2021 were determined based on our achievement of Compensation Committee approved key performance indicators (“KPIs”) and a board discretionary component. The KPIs for Fiscal 2021 were distributable cash flow per common unit, adjusted EBITDA, total shareholder return relative to peers, safety, and sustainability. Each KPI is then weighted based on the relative impact to our overall compensation philosophy and objectives. Actual results between the minimum and maximum target thresholds are pro-rated based on the percentage of target reached. Actual results above the maximum threshold are capped at 140% and results below 40% achievement result in 0% achievement for that KPI, excluding total unitholder return relative to peers. The board discretionary component allows the Board the ability to increase the total recommended bonus pool as much as 25% or decrease the bonus pool by as much as 20% based on qualitative factors deemed relevant by the Board.

	2021 Actuals	2021 Target	% Achieved	Weighting	Weighted Achieved

Consolidated Distributable Cash Flow per Common Unit	$5.91	$4.28	139%	30%	42%

Consolidated Adjusted EBITDA	$600	$550	140%	30%	42%

Total Shareholder Return Relative to Peers	112%	100%	112%	10%	11%

Safety

Total Recordable Incident Rate	1.10	1.10	100%	4%	4%

Preventable Vehicle Incident Rate	0.66	1.25	140%	4%	6%

Days Away Restricted Transferred Rate	0.66	0.75	112%	4%	4%

Safety and Compliance Leading Indicators

Near Miss Reports	1,559	1,000	140%	4%	6%

Safety, Ethics, HR, IT Training Completed On-Time	99.9%	99.0%	136%	4%	5%

Sustainability

Cybersecurity Phish Training and Penetration Testing	100%	100%	100%	2%	2%

Methane Emissions Intensity (metric Tons per Mscf throughput)	0.048%	0.054%	111%	2%	2%

Portion of Charitable Giving/Volunteerism for D&I Organizations	48%	35%	136%	2%	3%

D&I Training Completed On-Time	100.0%	99.0%	140%	2%	3%

D&I Representation in Internship Program	55%	50%	110%	2%	2%

Total Achievement		100%			132%

Based on the company’s KPI achievement, the annual incentive bonus pool for Fiscal 2021 was calculated at 132% of target. The Board then utilized its discretionary authority to increase the recommended bonus pool by 124%, resulting in a final bonus payout of 164% of target. The Board cited management’s COVID-19 response and execution, record financial and operating performance, ESG leadership, and the completion of several strategic transactions as the rationale for increasing the bonus pool.

31

Executive Compensation

Individual Performance

After adjustments for KPI achievement, the actual bonus amount paid to the individual NEO is then further adjusted based on the individual performance review for such NEO. Bob Phillips, Robert Halpin, Steven Dougherty, and William Moore received the highest performance rating of “1” which increased the actual percentage for such individuals to 200% of target, which is equivalent to the company-wide target payout for “1” performance ratings. Mr. Lambert received the second highest performance rating of “2” which increased the actual percentage for such individuals to 175% of target, which is equivalent to the company-wide target payout for “2” performance ratings.

Some of the factors that impact an individual performance review of an NEO include: (i) whether or not we achieved the goals established for the year and any notable shortfalls relative to expectations; (ii) the level of difficulty associated with achieving such objectives based on the opportunities and challenges encountered during the year; (iii) current year operating and financial performance relative to both public guidance and prior year’s performance; (iv) significant transactions or accomplishments for the period not included in the goals for the year; (v) our relative prospects at the end of the year with respect to future growth and performance; and (vi) our equity price performance and returns during the year and our positioning at the end of the year with respect to our targeted leverage metrics and credit profile.

During 2021, the executive leadership team successfully led the organization through a very challenging and unprecedented year and worked closely to achieve the vast majority of the goals set at the beginning of the year.

The 2021 annual incentive cash payouts were as follows:

Name	2021 Base Salary ($)	Target Bonus ($)	Percentage of Target Bonus	Percentage Multiplier	Total ($)

Robert G. Phillips	800,000	1,000,000	125%	200%	2,000,000

Robert T. Halpin	500,000	500,000	100%	200%	1,000,000

William H. Moore	395,000	395,000	100%	200%	790,000

Steven M. Dougherty	435,000	391,500	90%	200%	783,000

Joel C. Lambert	470,000	423,000	90%	175%	740,250

Long-Term Incentive Plan Awards

Long term incentive awards for the NEOs are granted under the Crestwood Equity Partners LP Long Term Incentive Plan (LTIP) to promote achievement of our primary long-term strategic business objective of increasing TSR. This plan was designed to align the economic interests of key employees and directors with those of our unitholders and to provide an incentive to management for continuous employment with the Partnership. Long-term incentive compensation is based upon the common units representing limited partnership interests in us. For Fiscal 2021, awards under the LTIP consisted of: (i) the standard annual grant of restricted units, (ii) two interim grants of restricted units and (iii) performance unit awards.

Annual Restricted Unit Awards

The initial annual long-term equity incentive targets for our NEOs were established in their Employment Agreements. For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Table - Employment Agreements” in this proxy statement. The annual target long-term equity incentives for our NEOs are reviewed on an annual basis and at the time of promotion or other changes in responsibilities. In determining the amount of any adjustments, the Compensation Committee uses market data as a tool for assessing the reasonableness of long-term

32

Executive Compensation

incentive targets of the NEOs as compared to executives in similar positions with similar responsibility levels in our industry. However, the final determination of long-term equity awards is within the Compensation Committee’s discretion. The following annual restricted unit awards were made to our NEOs in 2021:

Name	Target Equity Percentage	2021 Annual Restricted Units Awarded(1)(2)	Value at Grant Date ($)

Robert G. Phillips	400%	168,599	3,205,067

Robert T. Halpin	275%	72,445	1,377,179

William H. Moore	225%	46,826	890,162

Steven M. Dougherty	225%	51,567	980,289

Joel C. Lambert	250%	61,907	1,176,852

(1)	The annual restricted unit grants pay cash distributions in the same amount that would be payable to the holder of common units.

(2)

The annual restricted unit awards vest ratably over a three-year period (one-third on each anniversary of the grant date), subject to continued employment through the applicable vesting date. We believe this vesting schedule appropriately encourages continued employment with the Partnership while allowing our NEOs to realize compensation in line with the value they have created for our unitholders.

Interim Restricted Unit Awards

In addition to annual incentive awards, from time to time the Compensation Committee may recommend and have the Board ratify and approve off-cycle discretionary restricted unit awards. These discretionary awards are designed to incentivize key employees to remain employed by the Partnership on a longer-term basis.

On December 17, 2020, the Board approved interim restricted unit awards to the NEOs to be issued on January 6, 2021. These awards vest fully three-years from the grant date. The Compensation Committee and the Board believes that a three-year “cliff” vesting schedule is appropriate to help secure a long-term commitment from each NEO. Despite the uncertainty early in 2020, we continued to outperform market peers and delivered record financial results. These discretionary grants were awarded to incentivize and reward employees over a long-term basis. With guidance from our outside executive compensation consultant, the Compensation Committee approved the unit pool and allocated the awards based on position and performance.

The restricted units granted on January 6, 2021 were as follows:

Name	Units Awarded(1)	Value at Grant Date ($)

Robert G. Phillips	30,000	570,300

Robert T. Halpin	6,000	114,060

William H. Moore	4,000	76,040

Steven M. Dougherty	5,000	95,050

Joel C. Lambert	5,000	95,050

(1)	The units vest in full three years from the grant date.

On December 10, 2021, the board approved a discretionary restricted unit award to the NEOs to be issued on December 27, 2021. These awards vest fully three-years from the grant date. The Compensation Committee and the Board believe that a three-year “cliff” vesting schedule is appropriate to help secure a long-term commitment from each NEO. Following the historic and record-breaking year of organizational and financial achievements as well as continuing to grow our award-winning sustainability program, the Compensation Committee and the Board chose to

33

Executive Compensation

reward certain employees with discretionary restricted unit awards. These awards were recommended by our outside executive compensation consultant and approved by the Compensation Committee and Board.

The restricted units granted on December 27, 2021 were as follows:

Name	Units Awarded(1)	Value at Grant Date ($)

Robert G. Phillips	38,022	999,979

Robert T. Halpin	15,209	399,997

William H. Moore	19,011	499,989

Steven M. Dougherty	11,406	299,978

Joel C. Lambert	11,406	299,978

(1)	The units vest in full three years from the grant date.

Performance Units

In addition to the annual restricted unit grants, our NEOs are eligible to receive performance phantom unit awards. In Fiscal 2021, each of our NEOs received a grant of performance phantom units. These performance phantom units vest over a three-year performance period and are paid out based on a performance multiplier ranging between 50% and 200%, with the determination based on the actual performance in the third year of the performance period compared to pre-established performance goals. The performance goals were based on achieving a specified level of adjusted EBITDA, distributable cash flow per unit, and three-year relative total shareholder return, based on the Partnership’s percentile ranking as compared with companies that are contained in the Alerian MLP Index at the time the goals were set. The Compensation Committee selected these metrics because we believe these are the key value indicators for our unitholders and will most closely align the interests of our NEOs with those of our unitholders. The Compensation Committee then weighted the three performance measures as follows:

Performance Unit Metric	Weighting	50% Payout	100% Payout	200% Payout

Adjusted EBITDA	35%	$510	$560	$610

Distributable Cash Flow per Unit	35%	$3.90	$4.15	$4.40

Total Unitholder Return	30%	≥ 25th Percentile	≥ 50th Percentile	≥ 75th Percentile

For all performance phantom unit grants, the last year of the respective performance period is used to measure whether the performance goal is achieved. The payout multiplier for performance equal to or greater than the threshold is determined on a linear scale between performance levels. The Compensation Committee has the discretion to revise the performance unit metrics based on any mergers, acquisitions, or divestitures that occur during the performance period.

In making the 2021 performance phantom unit grants to our NEOs, the Compensation Committee considered peer benchmarking data specific to each NEO and each NEO’s contribution to our long-term growth.

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Executive Compensation

Based on this analysis, the Compensation Committee approved the following grants of performance units to our named executive officers on February 16, 2021:

Name	Performance Units			Value at Grant Date ($)
	Minimum (#)	Target (#)	Maximum (#)

Robert G. Phillips	15,000	30,000	60,000	748,860

Robert T. Halpin	3,000	6,000	12,000	149,772

William H. Moore	2,000	4,000	8,000	99,848

Steven M. Dougherty	2,500	5,000	10,000	124,811

Joel C. Lambert	2,500	5,000	10,000	124,811

The performance units are entitled to partnership distributions in the same amount that would be payable to the holder of common units. However, distributions paid on performance units are paid in additional performance units in lieu of cash and such additional performance units are subject to the same performance, vesting and forfeiture provisions as the original performance phantom units. For performance units granted in 2021, the value of the distributions is converted into units each quarter based on the closing price of CEQP units on the payment date.

Other Compensation Related Matters

Retirement and Health Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The NEOs are eligible for these programs on the same basis as other employees. We maintain a 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We match 6% of the deferral to the retirement plan (not to exceed the maximum amount permitted by law) made by eligible participants. Our named executive officers are also eligible to participate in additional employee benefits available to our other employees.

Prerequisites and Other Compensation

We do not provide perquisites or other personal benefits to any of the NEOs.

Tax Considerations

With respect to the deduction limitations under Section 162(m) of the Code, we are a limited partnership and do not meet the definition of a “corporation” under Section 162(m). Thus, the compensation that we pay to our employees is not subject to the deduction limitations under Section 162(m) of the Code.

Anti-Hedging Policy

Under our trading policies, directors, executive officers, and other employees, as well as persons sharing their households or their designees, are prohibited from engaging in any speculative, hedging, or derivative security transaction that primarily involves or references CEQP securities.

Unitholder Advisory Vote to Approve Executive Compensation

As described above in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our unitholders and that the total compensation provided to the NEOs (including potential payouts upon a termination or change of control) is reasonable and not excessive. As you consider this proposal, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information

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Executive Compensation

about our compensation philosophy and objectives, and to review the tabular disclosures regarding NEO compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, enables our unitholders the opportunity to express their views, on an advisory basis, on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, this proposal is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our unitholders and will carefully consider the outcome of the vote when making future compensation decisions. In particular, to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our unitholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Compensation Committee Report

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Partnership’s executive officers. The Compensation Committee reviewed and discussed with management the Partnership’s Compensation Discussion and Analysis and, based on the review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Clay Williams (Chair)

N. John Lancaster, Jr.

Angela Minas

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Executive Compensation

Summary Compensation Table

The following table sets forth for the year ended December 31, 2021, the compensation reportable for the named executive officers, as determined by SEC rules.

2021 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Robert G. Phillips Chief Executive Officer and Director	2021	800,000		5,581,674	2,000,000	158,404	8,540,078
	2020	829,807	—	4,783,070	1,200,000	153,409	6,966,286
	2019	774,038	—	7,154,121	1,085,000	52,138	9,065,297

Robert T. Halpin President, Chief Financial Officer	2021	500,000		2,052,504	1,000,000	50,985	3,603,489
	2020	517,884	—	2,314,193	600,000	21,402	3,453,479
	2019	464,423	—	2,414,740	651,000	21,705	3,551,868

William H. Moore Executive Vice President, Corporate Strategy	2021	395,000		1,573,701	790,000	20,108	2,778,809
	2020	409,807	—	1,716,894	474,000	20,266	2,620,967
	2019	385,000	—	1,706,964	539,000	20,379	2,651,343

Steven M. Dougherty Executive Vice President, Chief Accounting Officer	2021	435,000		1,509,706	783,000	21,747	2,749,453
	2020	451,230	—	1,555,474	469,800	24,222	2,500,726
	2019	421,538	—	1,800,332	472,640	21,654	2,716,164

Joel C. Lambert Executive Vice President, Chief Legal, Compliance and Safety Officer	2021	470,000		1,706,269	740,250	44,365	2,960,884
	2020	486,730	—	1,578,347	507,600	22,902	2,595,579
	2019	434,038	—	2,138,998	435,000	22,839	3,030,875

(1)

The material terms of our outstanding LTIP awards are described in “Compensation Discussion and Analysis - Long-Term Incentive Plan Awards.” Unit award amounts reflect the aggregate grant date fair value of unit awards granted during the periods. For performance units granted in 2020 and 2021, the value of the distributions is converted into units each quarter based on the closing price of CEQP units on the payment date and this value is included in the total unit awards amounts. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 of our Annual Report on Form 10-K for the year December 31, 2021 for more information.

(2)	All Other Compensation for Fiscal Year 2021 consisted of the following:

Name	401(k) Matching Contributions ($)	Group Term Life Insurance ($)	Other ($)(1)	Total ($)

Robert G. Phillips	17,400	7,641	133,363	158,404

Robert T. Halpin	17,400	4,812	28,772	50,984

William H. Moore	17,400	2,708	—	20,108

Steven M. Dougherty	17,400	4,347	—	21,747

Joel C. Lambert	17,400	6,502	20,463	44,365

(1)	Represents the incremental cost to the Partnership of the personal use of the Partnership’s aircraft.

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Executive Compensation

Grants of Plan-Based Awards

Grants of Plan-Based Awards in 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Unit Awards (#)(3)	Grant Date Fair Value of Unit and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Phillips	01/06/21							168,599	3,205,067
	01/06/21							30,000	570,300
	12/27/21							38,022	999,979
	02/16/21	800,000	1,000,000	2,000,000	15,000	30,000	60,000		748,860
Robert T. Halpin	01/06/21							72,445	1,377,179
	01/06/21							6,000	114,060
	12/27/21							15,209	399,997
	02/16/21	500,000	500,000	1,000,000	3,000	6,000	12,000		149,772
William H. Moore	01/06/21							46,826	890,162
	01/06/21							4,000	76,040
	12/27/21							19,011	499,989
	02/16/21	395,000	395,000	790,000	2,000	4,000	8,000		99,848
Steven M. Dougherty	01/06/21							51,567	980,289
	01/06/21							5,000	95,050
	12/27/21							11,406	299,978
	02/16/21	435,000	391,500	783,000	2,500	5,000	10,000		124,811
Joel C. Lambert	01/06/21							61,907	1,176,852
	01/06/21							5,000	95,050
	12/27/21							11,406	299,978
	02/16/21	470,000	423,000	740,250	2,500	5,000	10,000		124,811

(1)

Actual amounts paid pursuant to the annual incentive bonus are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount of the annual bonus may be increased at the discretion of the Compensation Committee, irrespective of actual KPI performance, as described above in the “Compensation Discussion and Analysis - Incentive Awards.

(2)

Represents grants of performance phantom units granted under the Long-Term Incentive Plan. The vesting of the performance units is subject to the attainment of pre-established performance goals based on adjusted EBITDA, distributable cash flow per unit and total shareholder return relative to the Alerian MLP Index during the third year of a three-year fiscal period. The amounts in the table reflect the grant date fair value of the performance unit awards.

(3)

Represents grants of restricted units granted under the Long-Term Incentive Plan. For each NEO, the restricted unit awards granted on January 6, 2021 listed first in the above table will vest ratably (33.33%) over a three-year period beginning on the first anniversary of the grant date, while the second listed grant on January 6, 2021 will vest in full (100%) on the third anniversary of the grant date. The awards granted on February 16, 2021 and December 27, 2021 will vest in full (100%) on the third anniversary of the grant date.

(4)

Unit award amounts reflect the aggregate grant date fair value of unit awards granted during 2021. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 of our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used to determine the value of the awards.

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Executive Compensation

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table1

Employment Agreements

The Executive Employment Agreements provide for the base salary, target bonus amounts and a target equity compensation grant described in our “Compensation Discussion and Analysis.”

Under the terms of the Executive Employment Agreements, if the named executive officer’s employment is terminated during the initial term or a subsequent one-year renewal by Crestwood Operations, LLC (“Crestwood Operations”) without “employer cause” or the executive resigns due to “employee cause” or the named executive officer’s employment with Crestwood Operations terminates as a result of Crestwood Operations’ election not to renew the Executive Employment Agreement or due to the executive’s death or permanent disability, the executive will be entitled to receive, subject to the executive’s execution of a release of claims, severance equal to two (or, in the case of Mr. Phillips, three) times the sum of the executive’s base salary and average annual bonus for the prior two years, payable in equal installments over an 18-month period following termination. In addition, the named executive officer would be entitled to certain subsidized medical benefits over such 18-month period. If the named executive officer fails to comply with covenants in the Executive Employment Agreement, the release of claims or similar agreement, he forfeits the right to receive any severance payment installments following such failure to comply.

On February 22, 2018, Crestwood Operations entered into an Omnibus Amendment to each Executive Employment Agreement (“Omnibus Amendment”). Pursuant to the Omnibus Amendment, if the employment of Messrs. Halpin, Moore, Dougherty or Lambert is terminated during the period beginning three months prior to a Change in Control and ending twelve months after a Change in Control, then the severance amount payable shall be increased to three times the sum of base salary and average annual bonus for the prior two years.

For more information regarding potential severance and/or change in control payments for the NEOs, please see the section below titled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards and Units Vested

The following table summarizes the outstanding equity awards as of the end of Fiscal 2021 for the each of our NEOs (although as noted below, some of these awards may have vested prior to this filing). The table includes restricted units and phantom performance units granted under the Crestwood Equity Partners LP Long Term Incentive Plan. The market value for CEQP units is based on the NYSE closing price of $27.59 on December 31, 2021.

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Executive Compensation

Outstanding Equity Awards at 2021 Fiscal Year-End

	Unit Awards
Name	Restricted Units That Have Not Vested	Vest Date	Market Value of Units That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(2)	Vest Date	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)

Robert G. Phillips	34,610	January 3, 2022	954,890	107,488	February 12, 2022	2,965,594
	56,199	January 6, 2022	1,550,530	65,272	February 10, 2023	1,800,854
	37,024	January 10, 2022	1,021,492	32,008	February 16, 2024	883,101
	34,610	January 3, 2023	954,890
	56,200	January 6, 2023	1,550,558
	30,000	January 6, 2024	827,700
	56,200	January 6, 2024	1,550,558
	38,022	December 27, 2024	1,049,027

Robert T. Halpin	14,871	January 3, 2022	410,291	28,663	February 12, 2022	790,812
	24,148	January 6, 2022	666,243	17,407	February 10, 2023	480,259
	15,273	January 10, 2022	421,382	6,402	February 16, 2024	176,631
	16,223	January 2, 2023	447,593
	14,872	January 3, 2023	410,318
	24,148	January 6, 2023	666,243
	6,000	January 6, 2024	165,540
	24,149	January 6, 2024	666,271
	15,209	December 27, 2024	419,616

William H. Moore	9,612	January 3, 2022	265,195	21,497	February 12, 2022	593,102
	15,608	January 6, 2022	430,625	13,056	February 10, 2023	360,215
	10,346	January 10, 2022	285,446	4,268	February 16, 2024	117,754
	16,223	January 2, 2023	447,593
	9,613	January 3, 2023	265,223
	15,609	January 6, 2023	430,652
	4,000	January 6, 2024	110,360
	15,609	January 6, 2024	430,652
	19,011	December 27, 2024	524,513

Steven M. Dougherty	10,586	January 3, 2022	292,068	21,497	February 12, 2022	593,102
	17,189	January 6, 2022	474,245	13,056	February 10, 2023	360,215
	11,340	January 10, 2022	312,871	5,334	February 16, 2024	147,165
	8,112	January 2, 2023	223,810
	10,586	January 3, 2023	292,068
	17,189	January 6, 2023	474,245
	5,000	January 6, 2024	137,950
	17,189	January 6, 2024	474,245
	11,406	December 27, 2024	314,692

Joel C. Lambert	12,708	January 3, 2022	350,614	26,872	February 12, 2022	741,398
	20,635	January 6, 2022	569,320	16,319	February 10, 2023	450,241
	12,989	January 10, 2022	358,367	5,334	February 16, 2024	147,165
	12,709	January 3, 2023	350,641
	20,636	January 6, 2023	569,347
	5,000	January 6, 2024	137,950
	20,636	January 6, 2024	569,347
	11,406	December 27, 2024	314,692

(2)

As described further in the CD&A section, the awards will vest on a combination of Adjusted EBITDA, Distributable Cash Flow per Unit and Total Unitholder Return, as determined over a three year period for each award as described below. Potential acceleration or forfeiture events are described in more detail below within the section titled “Potential Payments Upon Termination or Change in Control.”

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Executive Compensation

Units Vested in 2021

The following table provides information regarding restricted and performance units vesting during Fiscal 2021 for each of the NEOs. For the restricted units, the value realized on vesting was calculated by using the NYSE closing price of CEQP common units on the day immediately prior to the date that the award vested. For the performance units, the value realized on vesting was calculated by using the NYSE closing price of CEQP common units on the day the award vested.

	UNIT AWARDS
Name	Number of Units Acquired on Vesting	Value Realized on Vesting ($)

Robert G. Phillips	175,703	3,388,619

Robert T. Halpin	121,132	2,340,972

William H. Moore	83,734	1,618,523

Steven M. Dougherty	83,844	1,620,148

Joel C. Lambert	87,615	1,692,216

Nonqualified Deferred Compensation Plan

None of the NEOs currently participate in the Crestwood Nonqualified Deferred Compensation Plan.

Potential Payments Upon Termination of Employment or Change-in-Control

Termination and Change-in-Control Agreements or Arrangements

Under the terms of the Executive Employment Agreements, if the named executive officer’s employment is terminated during the initial term or a subsequent one-year renewal by Crestwood Operations without “employer cause” or the executive resigns due to “employee cause” or the named executive officer’s employment with Crestwood Operations terminates as a result of death, permanent disability, or Crestwood Operations’ election not to renew the Executive Employment Agreement, the executive will be entitled to receive, subject to the executive’s execution of a release of claims, severance equal to two (or, in the case of Mr. Phillips, three) times the sum of the executive’s base salary and average annual bonus for the prior two years, payable in equal installments over an 18-month period following termination. In addition, the named executive officer would be entitled to certain subsidized medical benefits over such 18-month period and all restricted units held by the named executive officer would vest in full. The vesting of the performance units would depend on how much of the original performance period remains outstanding.

Under the terms of the Executive Employment Agreements (other than Mr. Phillips), if the named executive officer is terminated during the period beginning three months prior to a Change in Control and ending twelve months after a Change in Control, then the severance amount payable shall be increased to three times the sum of his base salary and average annual bonus for the prior two years.

If the named executive officer fails to comply with covenants in the Executive Employment Agreement (such as non-compete restrictions), the release of claims or similar agreement, he forfeits the right to receive any severance payment installments following such failure to comply.

For purposes of the Executive Employment Agreements, the following terms are generally defined as follows:

•

“Employee Cause” will exist if one of the following occurs: (A) a substantial and continuing diminution in the nature of Employee’s responsibilities; (B) a material breach by Employer of any material provision of this Agreement; (C) a material and continuing reduction in the aggregated total of Employee’s Base Salary, target term sheet bonus potential and target

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Executive Compensation

equity percentage; (D) a reassignment by the Company of the employee’s principal place of employment to a location more than 50 miles from his principal place of employment on the Effective Date, but excluding normal business travel consistent with Employee’s duties, responsibilities and position.

•

“Permanent Disability” shall mean the inability of Employee, with or without reasonable accommodation, by reason of illness, incapacity, or other disability, to perform Employee’s duties or fulfill Employee’s employment obligations to Employer, as determined by Employer’s Senior Executive Committee and as certified in writing by a competent medical physician chosen by such Senior Executive Committee, for a cumulative total of 180 days in any 12 month period; provided, however, that such period of absence may be extended if required by applicable law.

The restricted units and the performance units granted to our NEOs pursuant to the Crestwood Equity Long-Term Incentive Plan will receive accelerated vesting upon the occurrence of a Change in Control, or a termination due to a termination without cause. In August 2021, the plan was amended to modify the definition of a Change in Control, the new definition of which is defined below. With respect to any performance unit that is outstanding at the time of a Change in Control, the award will vest at different levels depending on how much of the original performance period remains outstanding. If there are less than twelve months left in the performance period, the awards will be calculated at actual performance levels; if there are more than twelve months left within the original performance period, the awards will be calculated using 100% of target levels.

In the event that an NEO is terminated due to a death or disability, the restricted units and performance units will also be accelerated. Performance units will accelerate at 100% of target levels.

The new “Change in Control” definition is generally as follows:. Change of Control,” means and shall be deemed to have occurred upon one or more of the following events:

(i) any direct or indirect sale, lease, exchange, liquidation, division or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any person or persons, other than to one or more Affiliates;

(ii) the consolidation, reorganization, merger, recapitalization, exchange, division or other similar transaction (in one transaction or a series of related transactions) (any such transaction or series of transactions referred to herein as a “Merger”) pursuant to which (a) more than 50% of the combined voting power of the outstanding equity interests in the General Partner or its successor entities cease to be owned, directly or indirectly, by the Partnership, (b) more than 50% of the combined voting power of the outstanding equity interests in the Partnership or its successor entities cease to be, directly or indirectly, owned immediately following the Merger by the owners of such interests immediately prior to the Merger, or (c) the General Partner or one or more other Affiliates of the Partnership cease to be general partner(s) of the Partnership or its successor;

(iii) a person or group other than the Partnership or its consolidated subsidiaries directly or indirectly becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the voting power of the then outstanding common units of the Partnership or its successor; or

(iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board or of the board of directors or equivalent body of any successor parent of the Partnership or of the General Partner; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Partnership’s unitholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board in the ordinary course of business shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the

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Executive Compensation

election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or otherwise outside the ordinary course of business.

The terms “cause” and “disability” generally have the same meaning as the terms provided above with respect to the Executive Employment Agreements.

The following table presents information about the gross payments potentially payable to our named executive officers pursuant to the Executive Employment Agreements, assuming each such named executive officer experienced a qualifying termination of employment on December 31, 2021. The amounts that each NEO could receive separately upon a Change in Control event, without an accompanying termination of employment, pursuant to the accelerated vesting and settlement of awards pursuant to the Crestwood Equity Long-Term Incentive Plan are also listed separately in the table below. Each value is calculated using the closing market price of the units as of December 31, 2021, which was $27.59. Each of the amounts below reflect our best estimate of the amounts that could become payable to the NEOs pursuant to existing compensation arrangements, but will not be fully determinable unless or until the triggering event were to take place.

Name	Cash Severance ($)(1)	Accelerated Vesting of Restricted and Performance Units ($)(2)	Benefit Continuation ($)(3)	Employment Agreement Total ($)

Robert G. Phillips	5,827,500	15,109,190	27,058	20,963,748

Robert T. Halpin	2,251,000	5,721,183	29,613	8,001,796

William H. Moore	1,803,000	4,261,307	29,619	6,093,926

Steven M. Dougherty	1,812,440	4,096,677	29,619	5,938,736

Joel C. Lambert	1,882,600	4,559,074	31,336	6,473,010

(1)

As described above, amounts reflect cash severance payments payable upon a qualifying termination without “employer cause” or the named executive officer resigns due to “employee cause” that the named executive officer will be entitled to receive pursuant to his Employment Agreements, subject to the executive’s execution of a release of claims. The severance payments are equal to two (or, in the case of Mr. Phillips, three) times the sum of the named executive officer’s base salary and average annual bonus for the prior two years. The cash severance payable to each of Messrs. Halpin, Moore, Dougherty and Lambert would increase to $3,376,500, $2,704,500, $2,718,660, and $2,823,900, respectively, in the event his qualifying termination was in connection with a Change in Control.

(2)

The amounts reflected in the table above include the value of restricted units and performance phantom units which would be subject to accelerated vesting upon a Change in Control, death, disability, termination without “employer cause” or the named executive officer resigns due to “employee cause.” The performance units were valued assuming all outstanding performance units vested at the 100% target on December 31, 2021. This value does not reflect the unitization of the accrued distributions on the performance phantom unit grants. As discussed in the “Compensation Discussion and Analysis” section these performance phantom units vest over a three-year performance period and are paid out based on a performance multiplier ranging between 50% and 200%, determined based on the actual performance in the third year of the performance period compared to pre-established performance goals

(3)

As described above, amounts reflect the value of 18 months subsidized medical benefit coverage provided upon a qualifying termination without “employer cause” or the named executive officer resigns due to “employee cause” the named executive officer will be entitled to receive pursuant to his Employment Agreement, subject to the executive’s execution of a release of claims

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           Securities Authorized for Issuance Under

          Equity Compensation Plans

The following table sets forth in tabular format, a summary of CEQP’s equity compensation plan information as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	$—	—

Equity compensation plans not approved by security holders	—	$—	3,899,478

Total	—	$—	3,899,478

Equity Compensation Plans Not Approved by Security Holders

The Board adopted the Crestwood Nonqualified Deferred Compensation Plan (the “NQDC”) in December 2016 and an employee unit purchase plan (the “Plan” and together with NQDC, the “Compensation Plans”) in August 2018, both of which are further described below. The Compensation Plans have not been approved by our unitholders. The Compensation Committee is the administrator of the Compensation Plans, and as such determines all matters relating to options granted under the Compensation Plans, including the selection of the recipients, the size of the grants, and the conditions to vesting and exercisability.

Non-Qualified Deferred Compensation Plan

Our Compensation Committee adopted the Crestwood Nonqualified Deferred Compensation Plan (the “NQDC”) under which designated eligible participants may elect to defer compensation. Eligible participants include the executive officers, certain other senior officers and members of the Board.

Subject to applicable tax laws, the eligible executive and senior officers may elect to defer up to 50% of their base salary and up to 100% of incentive compensation earned and equity grants and the members of the Board may elect to defer up to 100% of their directors’ fees and up to 100% of equity grants. In addition to elective deferrals, the NQDC permits us to make matching contributions and discretionary contributions. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to five years. Payments will be made on March 15 of any year at least one year after the deferral date, or upon separation from service. If a participant’s employment terminates before the designated year, payment is accelerated and paid in a lump sum. Compensation deferred under the Plan represents an unsecured obligation of the Partnership.

Currently, none of our NEOs or directors participate in the NQDC.

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Securities Authorized for Issuance Under Equity Compensation Plans

Employee Unit Purchase Plan

In August 2018, the Board approved an employee unit purchase plan (the “Plan”) under which employees of the General Partner may purchase common units through payroll deductions up to a maximum of 10% of the employees’ eligible compensation, not to exceed $25,000 for any calendar year. Under the Plan, we anticipate purchasing common units on the open market for the benefit of participating employees based on their payroll deductions. In addition, we may match up to 10% of participating employees’ payroll deductions to purchase additional common units for participating employees. The Board authorized 1,500,000 common units (subject to adjustment as provided in the Plan) to be available for purchase. During the years ended December 31, 2021, 2020 and 2019, 9,932, 29,784 and 6,341 common units were purchased under the Plan, respectively.

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          Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

We identified the median employee by examining 2021 cash compensation (including, but not limited to, salary and overtime earned, 401(k) employer matches and equity grants), for all individuals, including our CEO, who were employed on December 31, 2021. We included all fulltime, salaried and hourly employees. As of December 31, 2021, we employed 618 such persons. We annualized the compensation for any employees that were not employed for all of 2021, but did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or equity. Since all of our employees, including our CEO, are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee. We believe the use of total cash and equity compensation for all employees is the most appropriate compensation measure since it includes the main elements of compensation for the majority of our employees.

After identifying the median employee, we calculated annual 2021 compensation for the median employee using the same methodology used to calculate the Chief Executive Officer’s total compensation as reflected in the Summary Compensation Table above. The median employee’s annual 2021 compensation was as follows:

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Median Employee	2021	$88,000	$0	$0	$22,880	$6,030	$116,910

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Annual Report, which was $8,540,078. Our 2021 ratio of Chief Executive Officer total compensation to our median employee’s total compensation is reasonably estimated to be 74:1.

46

          Certain Relationships and Related Person

          Transactions

Review, Approval or Ratification of Transactions with Related Persons

Our related person transactions policy applies to any transaction since the beginning of our fiscal year (or currently proposed transaction) in which we or any of our subsidiaries was or is to be a participant, the amount involved exceeds $120,000 and any director, director nominee, executive officer, 5% or greater unitholder (or their immediate family members) had, has or will have a direct or indirect material interest. A transaction that would be covered by this policy would include, but not be limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Under our related person transactions policy, related person transactions may be entered into or continue only if the transaction is deemed to be “fair and reasonable” to us, in accordance with the terms of our Partnership Agreement. Under our Partnership Agreement, transactions that represent a “conflict of interest” may be approved in one of three ways and, if approved in any of those ways, will be considered “fair and reasonable” to us and the holders of our common units. The three ways enumerated in our related person transactions policy for reaching this conclusion include:

i.	approval by the Conflicts Committee under Section 7.9 of our Partnership Agreement (Special Approval);

ii.

approval by our Chief Executive Officer applying the criteria specified in Section 7.9 of our Partnership Agreement if the transaction is in the normal course of the Partnership’s business and is (a) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (b) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership); and

iii.	approval by an independent committee of the Board (either the Audit Committee or a Special Committee) applying the criteria in Section 7.9 of our Partnership Agreement

Once a transaction is approved in any of these ways, it is “fair and reasonable” and accordingly deemed (i) approved by all of our partners and (ii) not to be a breach of any fiduciary duties of the General Partner.

The General Partner determines in its discretion which method of approval is required depending on the circumstances.

Under our Partnership Agreement, when determining whether a related party transaction is “fair and reasonable,” if the General Partner elects to adopt a resolution or a course of action that has not received Special Approval, then the General Partner may consider:

•	the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;

•	any customary or accepted industry practices and any customary or historical dealings with a particular person;

•	any applicable generally accepted accounting practices or principles; and

•	such additional factors as the General Partner or Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

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Certain Relationships and Related Person Transactions

A related party transaction that is approved by the Conflicts Committee is conclusively deemed to be fair and reasonable to us. Under our Partnership Agreement, the material facts known to the General Partner or any of our affiliates regarding the transaction must be disclosed to the Conflicts Committee at the time the committee gives its approval. When approving a related party transaction, the Conflicts Committee considers all factors it considers relevant, reasonable or appropriate under the circumstances, including the relative interests of any party to the transaction, customary industry practices and generally accepted accounting principles.

Under our Partnership Agreement, in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to approval of the related party transaction will not constitute a breach of our Partnership Agreement or any standard of fiduciary duty.

Under our related person transactions policy, as well as under our Partnership Agreement, there is no obligation to take any particular conflict to the Conflicts Committee -empaneling that committee is entirely at the discretion of the General Partner. In many ways, the decision to engage the Conflicts Committee can be analogized to the kinds of transactions for which a Delaware corporation might establish a special committee of independent directors. The General Partner considers the specific facts and circumstances involved. Relevant facts would include:

•

the nature and size of the transaction (i.e., transaction with a controlling unitholder, magnitude of consideration to be paid or received, impact of proposed transaction on the General Partner and holders of common units);

•	the related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	if applicable, the availability of other sources of comparable services or products; and

•	the financial costs involved, including costs for separate financial, legal and possibly other advisors at our expense.

When determining whether a related party transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), the General Partner considers any facts and circumstances that it deems to be relevant, including:

•	the terms of the transaction, including the aggregate value;

•	the business purpose of the transaction;

•	the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;

•	whether the terms of the transaction are comparable to the terms that would exist in a similar transaction with an unaffiliated third party;

•	any customary or accepted industry practices;

•	any applicable generally accepted accounting practices or principles; and

•	such additional factors as the General Partner or the Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

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          Report of the Audit Committee

The Audit Committee of the Board oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed with Ernst & Young LLP the firm’s judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

The Audit Committee

Angela Minas, Chair
David Lumpkins
Frances Vallejo

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        Proposal 3 — Advisory Vote on the Frequency

         of Future Executive Compensation

         Advisory Votes

Section 14A of the Securities Exchange Act of 1934 also requires the Partnership to submit for a vote a proposal as to whether to have the advisory vote on executive compensation (Item 2 in this proxy statement) on the agenda for future annual unitholders meetings everyone, two or three years.

The Board recognizes the importance of receiving regular input from the Partnership’s unitholders on important issues such as the Partnership’s executive compensation program. Additionally, the Board is aware that many influential commentators in the area of corporate governance recommend that the advisory vote on executive compensation be held every year. Therefore, the Board recommends that the advisory vote on executive compensation be held every year.

While the Board recommends that the advisory vote on executive compensation be held every year, the proxy card provides you the ability to vote to approve holding the vote every one, two or three years, or to abstain from voting. This vote is advisory and is not binding on the Partnership or the Board in any way. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the Partnership’s unitholders, and will take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board of Directors recommends a vote for the option of “EVERY YEAR”, on an advisory basis, as the preferred frequency for advisory votes on executive compensation.

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         Proposal 4 — Ratification of Appointment of

          Independent Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent auditors of the Partnership for the fiscal year ending December 31, 2022. Ernst & Young LLP has audited the Partnership’s consolidated financial statements since 2013. The 2021 audit of the Partnership’s annual consolidated financial statements was completed on February 25, 2022.

The Board of Directors is submitting the selection of Ernst & Young LLP for ratification at the Annual Meeting. The submission of this matter for approval by unitholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for unitholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the unitholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of that firm as the Partnership’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Partnership’s auditors. The unitholders’ ratification of the selection of Ernst & Young LLP does not limit the authority of the Audit Committee to change auditors at any time.

The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as the independent auditor of the Partnership for 2022.

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          Audit and Other Fees

The Audit Committee has approved the use of Ernst & Young LLP as our independent principal accountant. All services provided by our independent principal accountant are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent principal accountant to provide services to us.

We have engaged Ernst & Young LLP as our independent principal accountant. The following table summarizes fees we were billed by Ernst & Young LLP for independent auditing, tax and related services for each of the last two fiscal years:

($ millions)	2021	2020
Audit-related fees (1)	$1.8	$1.6
All other fees (2)	0.1	—

Total	$1.9	$1.6

(1)

Includes fees related to the performance of the annual audit and quarterly reviews (including internal control evaluation and reporting) of the consolidated financial statements of Crestwood Equity and Crestwood Midstream and its subsidiaries.

(2)	Includes fees primarily associated with other SEC filings.

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          Other Information

Expenses of Solicitation

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by the Partnership. D.F. King & Co., Inc. may solicit proxies by personal interview, mail, telephone, and electronic communications. We will pay $25,000 for additional proxy solicitation services. We will also supply proxy materials to brokers and other nominees to solicit proxies from beneficial owners, and we will reimburse them for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees of the Partnership without additional compensation.

Other Matters

As of the date of this proxy statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

Proposals of Unitholders

Our Partnership Agreement includes separate advance notice provisions applicable to unitholders desiring to bring nominations for directors before an annual unitholders meeting other than pursuant to the Partnership Agreement’s proxy access provisions or to bring proposals before an annual unitholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, unitholders give timely written notice to the General Partner regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Partnership Agreement.

To be timely, a unitholder who intends to present nominations or a proposal at the 2023 Annual Meeting of Unitholders other than pursuant to the Partnership Agreement’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Partnership Agreement to the General Partner no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of this Annual Meeting. However, if we hold the 2023 Annual Meeting of Unitholders more than 30 days before, or more than 70 days after, the anniversary of the 2022 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2023 Annual Meeting date, and not later than (i) the 90th day prior to the 2023 Annual Meeting date and (ii) the tenth day after public disclosure of the 2023 Annual Meeting date, whichever is later. If a unitholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Householding; Availability of Annual Report on Form 10-K and Proxy Statement

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) accompanies this proxy statement. If you and others who share your mailing address own common units in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, from each

53

Other Information

company whose units are held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this proxy statement and the 2021 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name unitholder receiving this proxy statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Investor Relations at (832) 519-2200, or write to Crestwood Equity Partners LP, 811 Main Street, Suite 3400, Houston, Texas 77002, and indicate your name, the name of each of your brokerage firms or banks where your common units are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2021 Annual Report on Form 10-K, this Proxy statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting Key Investor Materials at www.crestwoodlp.com/investors. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Crestwood Equity Partners LP or Crestwood Midstream Partners LP, 811 Main Street, Suite 3400, Houston, Texas 77002, or by calling 832-519-2200. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own common units in street name, you can also register to receive all future unitholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name should follow the instructions received from your bank or broker to register for electronic delivery.

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    P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/CEQP • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-318-2454
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online and/or participate at www.proxydocs.com/CEQP

Crestwood Equity Partners LP
Annual Meeting of Holders

For Holders of record as of March 21, 2022

TIME:	Thursday, May 12, 2022 2:00 PM, Central Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/CEQP to register to attend.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert T. Halpin, Joel C. Lambert and Michael K. Post (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the units of Crestwood Equity Partners LP which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, UNITS WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your units unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Crestwood Equity Partners LP

Annual Meeting of Holders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4

        THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	To elect the three directors named in this proxy statement to serve as Class I directors on the board of directors (the “Board of Directors” or the “Board”) of our general partner, Crestwood Equity GP, LLC (the “General Partner”) until the 2025 annual meeting of unitholders or until their respective successors are elected and qualified
		FOR		WITHHOLD
	1.01 Warren H. Gfeller	☐		☐		FOR

	1.02 Janeen S. Judah	☐		☐		FOR

	1.03 John J. Sherman	☐		☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, on a non-binding advisory basis, our named executive officer compensation.	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
3.	To approve, on a non-binding advisory basis, the frequency of future advisory votes on our named executive officer compensation.	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN		FOR
4.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Partnership for the fiscal year ending December 31, 2022.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/CEQP

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date